UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

TURTLE BEACH CORPORATION

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

TURTLE BEACH CORPORATION

100 Summit Lake Dr. Ste 100

Valhalla, NY 10595

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF INFORMATION STATEMENT

To our stockholders:

NOTICE IS HEREBY GIVEN to you as a stockholder of Turtle Beach Corporation, a Nevada corporation (which we refer to in this Notice as the “Company,” “we,” “us” or “our”), that you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to, among other things, the matters described below. This notice presents only an overview of the more complete Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purpose only and, as a stockholder of the Company, you need not take any action.

Summary of Information Statement

The Board of Directors (the “Board of Directors” or the “Board”) of the Company has approved, and the holders of a majority of the outstanding shares of our common stock, par value $0.001 per share (the “Common Stock”), have executed a Written Consent of Stockholders approving, (1) a one-time stock option exchange program (the “Option Exchange”) to permit the Company to cancel certain stock options held by certain of our employees, executive officers and certain consultants (the “Eligible Participants”) in exchange for new or replacement options and (2) an amendment (the “Amendment”) to the Company’s 2013 Stock-Based Incentive Compensation Plan (the “2013 Plan”) to (x) increase the total number of shares of Common Stock authorized for grant under the 2013 Plan from 2,250,000 shares to 5,450,000 shares (subject, in each case, to adjustments for stock splits, stock dividends and the like) and (y) exclude the replacement options issued in the Option Exchange from the calculation of the maximum number of shares of Common Stock that may be granted to any individual participant in the 2013 Plan during any calendar year. Based on the assumptions described in the Information Statement, if all eligible options are exchanged, options to purchase approximately 4,597,409 shares would be surrendered and cancelled, while replacement options covering approximately 2,363,528 shares will be granted, resulting in an approximate 52% reduction in our equity award overhang.

The primary purpose of the Option Exchange is to increase the retention and motivational value of the outstanding equity awards held by Eligible Participants by providing such individuals the opportunity to exchange equity awards which are significantly underwater, i.e., the exercise price is significantly greater than the current market trading price of our common stock, as further described in the Information Statement. The Company intends to commence the Option Exchange on or about April 20, 2015. The Option Exchange will close and any replacement options will be issued on or about the 20th business day after the Option Exchange commences, unless the Option Exchange is extended by the Company (and in any event, no earlier than 20 calendar days after the initial mailing of the Information Statement to our stockholders).

In addition, the Board of Directors, after considering various aspects of the 2013 Plan, including the number of shares subject to outstanding awards and the number of shares that remain available for future awards under the 2013 Plan (in each case, before and after giving effect to the anticipated effects of the Option Exchange), our historical pattern of granting equity awards and our anticipated needs going forward, the cost of issuing additional shares, the impact of share dilution on existing stockholders and the central role of equity compensation in our compensation programs, concluded that the Amendment would also be in the best interests of the Company and our stockholders.

By resolutions effective March 10, 2015, the Compensation Committee of our Board of Directors (the “Compensation Committee”) and the Board of Directors each approved the Option Exchange and the

Amendment, subject to stockholder approval under the Nevada Revised Statutes. The Board of Directors’ “outside directors” within the meaning of such term under Section 162(m) of the Internal Revenue Code of 1986, as amended (in such capacity, the “Outside Directors”), who are not entitled to participate in the Option Exchange, also separately approved the Option Exchange. Under the Nevada Revised Statutes and our bylaws, stockholder action may be taken by written consent without a meeting of stockholders. A majority of our stockholders subsequently approved the Option Exchange and the Amendment by written consent in lieu of a meeting on April 1, 2015.

The Information Statement is being furnished to our stockholders of record as of April 2, 2015, for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. Pursuant to Rule 14c-2(b) promulgated under the Exchange Act, the Option Exchange and Amendment will be effective on or about May 19, 2015, and in no event less than 20 calendar days after the initial mailing of the Information Statement. We will mail the Notice of Stockholder Action Taken by Written Consent to the Stockholders on or about April 20, 2015.

Under Nevada law, our stockholders are not entitled to dissenter’s rights with respect to the Option Exchange and the Amendment or to demand appraisal of their shares as a result of the approval of the Option Exchange and the Amendment.

Your consent to the Option Exchange and the Amendment is not required and is not being solicited. The accompanying Information Statement will serve as notice of the approval of the Option Exchange and the Amendment by less than the unanimous written consent of our stockholders pursuant to the Exchange Act and the Nevada Revised Statutes.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By sending you this, we are notifying you that we are making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the full Information Statement on our website at http://www.turtlebeach.com. To view and print the Information Statement, click on the link of the appropriate information statement in order to open the document. You may request a paper copy or PDF via email of the Information Statement, free of charge, by contacting us in writing at Turtle Beach Corporation c/o Corporate Controller, 100 Summit Lake Drive, Suite 100, Valhalla, New York 10595 or by calling (toll-free) 914-345-2255. If you do not request a paper copy or PDF via email by this date, you will not otherwise receive a paper or email copy. The Company’s most recent annual report and semiannual reports are available upon request, without charge, by contacting the Company at the address above.

If you want to receive a paper copy of the Information Statement, you must request one. There is no charge to you for requesting a copy.

We thank you for your continued support of the Company.

By Order of the Board

/s/ Juergen Stark
Valhalla, New York	Juergen Stark,
April 20, 2015	President and Chief Executive Officer

TURTLE BEACH CORPORATION

100 Summit Lake Dr. Ste 100

Valhalla, NY 10595

INFORMATION STATEMENT

Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(PRELIMINARY)

THIS INFORMATION STATEMENT IS FOR INFORMATION PURPOSES ONLY AND NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

A NOTICE OF THE INTERNET AVAILABILITY OF THIS INFORMATION STATEMENT IS BEING MAILED ON OR ABOUT APRIL 20, 2015

TO STOCKHOLDERS OF RECORD ON APRIL 2, 2015.

Turtle Beach Corporation, a Nevada corporation (which we refer to in this Information Statement as the “Company,” “we,” “us” or “our”), is sending you this Information Statement for the purpose of informing you, as one of our stockholders, in the manner required under Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C promulgated thereunder, that the Compensation Committee of our Board of Directors (the “Compensation Committee”) and our Board of Directors (the “Board of Directors” or the “Board”) has previously approved, and the holders of a majority of the outstanding shares of our common stock, par value $0.001 per share (the “Common Stock”), as permitted by our bylaws and the Nevada Revised Statutes, have previously executed a Written Consent of Stockholders approving (1) a one-time stock option exchange program (the “Option Exchange”) to permit the Company to cancel certain stock options held by certain of our employees, executive officers and certain consultants (the “Eligible Participants”) in exchange for new, or replacement, options, and (2) an amendment (the “Amendment”) to the Company’s 2013 Stock-Based Incentive Compensation Plan (the “2013 Plan”) to (x) increase the total number of shares of Common Stock authorized for grant under the 2013 Plan from 2,250,000 shares to 5,450,000 shares (subject, in each case, to adjustments for stock splits, stock dividends and the like) and (y) exclude the replacement options issued in the Option Exchange from the calculation of the maximum number of shares of Common Stock that may be granted to any individual participant in the 2013 Plan during any calendar year. The Board of Directors’ “outside directors” (in such capacity, the “Outside Directors”) within the meaning of such term under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), who are not entitled to participate in the Option Exchange, also separately approved the Option Exchange. Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 4,597,409 shares would be surrendered and cancelled, while replacement options covering approximately 2,363,528 shares will be granted, resulting in an approximate 52% reduction in our equity award overhang.

This Information Statement is first being mailed on or about April 20, 2015 to the Company’s stockholders of record as of April 2, 2015. We intend to commence the Option Exchange on or about April 20, 2015 and to complete it on or about May 19, 2015. In no event will the Option Exchange close, or the replacement options be granted, prior to the date that is 20 business days after the Option Exchange commences (and, in any event, no earlier than the 20th calendar day after we first mail this Information Statement to stockholders).

The Written Consent of Stockholders in Lieu of a Meeting is the only stockholder approval required to approve the Option Exchange and Amendment. Accordingly, all necessary corporate approvals in connection with the Option Exchange and Amendment have been obtained, no further action by any other stockholder is required to approve the Option Exchange and Amendment and we have not and will not be soliciting your approval of the Option Exchange and Amendment.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

ITEM 1

APPROVAL OF A ONE-TIME OPTION EXCHANGE

Introduction

The Compensation Committee, the Outside Directors, our Board of Directors and a majority of our stockholders have approved the Option Exchange, under which Eligible Participants who hold Eligible Options (as defined below) will be given a one-time opportunity to exchange the Eligible Options for the grant of new Replacement Options (as defined below) with lower exercise prices to purchase a lesser number of shares, which will be granted under the 2013 Plan.

We believe the Option Exchange, as designed, is in the best interest of our stockholders and our Company and positions us well for the future. If completed, we believe the Option Exchange would enable us to:

•	Motivate and engage the Eligible Participants to continue to build stockholder value;

•	Provide an increased level of retention of our Eligible Participants in relation to the expense recorded with respect to the Eligible Options; and

•	Reduce our equity award overhang by more than 2,000,000 shares.

The Compensation Committee and the Board authorized the Option Exchange on March 10, 2015, and our stockholders approved the Option Exchange by written consent on April 1, 2015. The Outside Directors also separately approved the Option Exchange, including with respect to the participation of the executive officers of the Company, to ensure that the Replacement Options will constitute qualified performance-based compensation pursuant to Section 162(m) of the Code. To implement the Option Exchange, we will commence an exchange offer to the Eligible Participants upon the terms and subject to the conditions of a written offer set forth in a tender offer statement on Schedule TO, including the exhibits thereto, to be filed with the Securities and Exchange Commission (the “SEC”). We currently expect to file these documents with the SEC on or about April 20, 2015. Eligible Participants will be given at least 20 business days in which to accept the offer of the Replacement Options in exchange for the surrender of their Eligible Options. The surrendered, and not withdrawn, Eligible Options will be cancelled immediately upon the expiration of this election period and the Replacement Options will be granted under the 2013 Plan on the date of cancellation of the surrendered Eligible Options (the “Option Exchange Date”). We expect the Option Exchange Date to occur on or about May 19, 2015. Eligible Participants, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov.

Stockholder approval of the Option Exchange was required under NASDAQ listing rules and the terms of the 2013 Plan.

Overview

We have obtained approval of a one-time stock option exchange for current eligible employees, including any employee or executive officer and certain consultants. If implemented, the Option Exchange would permit Eligible Participants to surrender outstanding stock options with an exercise price of $5.00 or greater for cancellation in exchange for the grant of new replacement options (the “Replacement Options”) to purchase a lesser number of shares with an exercise price equal to the closing price of our Common Stock on the grant date for the Replacement Options.

On January 15, 2014, we completed a merger (the “Merger”) of our wholly-owned subsidiary, Paris Acquisition Corp., with and into VTB Holdings, Inc. (“VTBH”). The Merger was treated as a “reverse acquisition” with VTBH considered the accounting acquirer. Since the transaction, we have experienced a decline in our stock price and, as a result, many of our outstanding stock options have exercise prices significantly above the recent trading prices of our Common Stock. We believe these stock options are no longer effective as incentives to retain and motivate our key contributors. We believe that many option holders perceive these options to have little or no value, reducing the options’ value as a means to align the incentives of our key contributors with our stockholders. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, unless they are surrendered or cancelled they will remain outstanding with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering little or no retentive or incentive value.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal. Historically we have granted options at varying times and having a broad range of exercise prices. As of March 25, 2015, options to purchase an aggregate of 6,458,362 shares of our Common Stock were outstanding under the 2013 Plan and our predecessor equity incentive plans with a weighted average exercise price of $6.91 and a weighted average remaining life of 6.5 years, and 435,949 shares of our Common Stock remained available for future issuance under the 2013 Plan. Of these, options to purchase an aggregate of 4,597,409 shares of our Common Stock were held by Eligible Participants and would be Eligible Options for purposes of the Option Exchange.

We retained Compensia, Inc. (“Compensia”), an independent compensation consulting firm, to assist management and the Compensation Committee in evaluating issues associated with our underwater stock options and in structuring a compensation program to address the issues identified. The Compensation Committee and Compensia considered various alternative structures and the positive and negative attributes of each of these structures. On March 10, 2015, following substantial consideration of the business and employee retention challenges facing the Company, the Compensation Committee recommended to the Board a stock option exchange program on substantially the terms and conditions outlined in this proposal, and our Board, the Outside Directors and our stockholders authorized the Option Exchange on March 10, 2015, March 10, 2015 and April 1, 2015, respectively.

Among other things, the Compensation Committee and the Board have taken into account our stockholders’ interests by considering the following factors:

•	Approximately 90% of our outstanding stock options are underwater, meaning their exercise prices exceed recent trading prices of our Common Stock, and the resulting impact on their continuing ability to motivate and retain employees.

•	As of March 25, 2015, 901,936 options held by employees eligible to participate in the Option Exchange had exercise prices in excess of the 52-week high of our stock price of $14.75.

•	The threshold price of $5.00 for the Option Exchange represents a 251.3% premium over the closing price of our Common Stock on March 30, 2015.

•	Following the grant date of the Replacement Options, the Replacement Options will be subject to the same vesting schedule as the Eligible Options, except that the vesting schedule of any Replacement Options issued in exchange for unvested Eligible Options will be extended by 6 months.

•	We have commenced this Option Exchange with the approval of our stockholders and our Outside Directors.

•	We believe the Option Exchange will help us retain critical senior executives key to achieving future success.

Reasons for the Option Exchange

Over the past year, we have experienced a steady decline in our stock price, particularly over the last six months. Our stock decline has been the result of various market forces, which we believe include challenges related to “reverse acquisition” nature of the Merger in January 2014, the recent gaming console transition, volatility resulting from the relatively low trading volume of our stock as compared to the total number of shares outstanding and certain actions of the Company meant to improve our balance sheet. The closing trading price of our Common Stock has fallen from $15.96 per share in January 2014 to as low as $1.86 per share in April 2015. As of March 25, 2015, we have granted 4,597,409 options with exercise prices above $5.00 per share to employees eligible to participate in the Option Exchange, and as of that date, approximately 94% of the outstanding stock options held by Eligible Participants were underwater. Of the options eligible to participate in the Option Exchange, approximately 65% were granted prior to the merger of Turtle Beach Corporation and VTB Holdings, Inc. in January 2014. As a result, a significant majority of our outstanding options have exercise prices that exceed, in some cases significantly, the recent trading prices of our Common Stock. For example, the closing price of our Common Stock on March 30, 2015 was $1.99, whereas the weighted average exercise price of all outstanding options held by our eligible employees as of that date was $7.41.

We believe that to be successful, our employees, officers and consultants need to think like owners of our Company and have alignment with our stockholders. Consistent with this philosophy, our equity incentive program continues to be broad-based. We believe this broad-based equity incentive program provides us with a competitive advantage, particularly in our efforts to hire and retain top talent. We believe the underwater options held by our employees are no longer effective as incentives to motivate and retain our employees. We believe that employees generally perceive these options to have little or no value. We have experienced significant retention issues over the last year. In the face of a competitive market for exceptional employees, the need for adequate and appropriate incentives and retention tools remains strong.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of the equity incentive plan participants to those of our stockholders and to utilize our share pool as effectively as possible. We believe that the Option Exchange is an important component in our efforts to achieve that goal. Other important reasons for implementing the Option Exchange include:

•	The Option Exchange offers a reasonable, balanced and meaningful incentive for our employees. As of March 25, 2015, approximately 90% of the 6,448,361 stock options held by our employees, consultants, officers and directors were underwater and approximately 75% had a per-share exercise price equal to or greater than $5.00. We believe that these underwater stock options no longer represent effective incentives to motivate or help retain many of our employees, or to align their incentives with our stockholders. By exchanging significantly underwater stock options for a lesser number of options with lower exercise prices, we believe that the Option Exchange would aid both motivation and retention of the Eligible Participants in the Option Exchange, while better aligning the interests of our employees with the interests of our stockholders.

•	The exchange ratios will be calculated to minimize accounting costs. We will calculate the exchange ratios to result in an aggregate fair value, for accounting purposes, of the Replacement Options approximately equal to the aggregate fair value of the surrendered options, which we believe will not have a significant adverse impact on our reported earnings. Current estimates of the accounting impact are less than $10,000 of additional compensation expense. Although the exchange ratios cannot be determined now, we provide an example based on certain assumptions below.

•	The Option Exchange will enable us to recapture value from compensation costs that we are already incurring that have very little motivational impact. We believe it is not an efficient use of our resources to recognize compensation expense on options that are not perceived by our employees to provide value. Under applicable accounting rules, we are required to recognize compensation expense related to these awards, even if these awards are never exercised because they are underwater. By replacing options that have relatively little retentive or incentive value with a lesser number of new options with an exercise price equal to the fair market value of our Common Stock on the date of the new grant, we will increase both retention and incentive value without creating additional compensation expense (other than expense that might result from fluctuations in our stock price after the exchange ratio has been set but before the exchange actually occurs).

•	The Option Exchange will reduce our equity award overhang. Not only do the underwater options have little or no retention value, they remain part of our total number of outstanding options, or issued overhang, until they are exercised, expire or the employee who holds them leaves our employment. Because Eligible Participants will receive a lesser number of Replacement Options in exchange for their surrendered eligible options, the number of shares of Common Stock subject to all outstanding equity awards will be reduced, thereby reducing our issued overhang. At the same time, we will eliminate ineffective options that are currently outstanding. Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 4,597,409 shares would be surrendered and cancelled, while Replacement Options covering approximately 2,363,528 shares will be granted, resulting in an approximate 52% reduction in our equity award overhang.

•	The Option Exchange will return shares to the 2013 Plan reserve. In addition to reducing our equity award overhang, the option exchange would result in approximately 1,304,775 shares being returned to the 2013 Plan reserve (prior to the grant of Replacement Options), assuming 100% participation in the Option Exchange. Shares returned to the 2013 Plan will be available for use, in the discretion of a committee appointed by our Board, in future equity grants to employees that will offer retention and incentive value, including the grant of the Replacement Options.

•	The Option Exchange will decrease pressure for additional grants. If we are unable to conduct a program in which underwater stock options with low incentive value may be exchanged for stock options with higher motivation and retention value, we may find it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to employees. In particular, we may find it necessary to make additional grants to key senior executives for purposes of retention. Any such additional grants would increase our overhang, as well as our compensation expense.

•	The Option Exchange will decrease pressure for increased cash compensation. To replace equity incentives that may otherwise be granted in the Option Exchange, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our cash compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our equity overhang and would not necessarily best align the interests of our employees with those of our stockholders.

•	The delayed vesting schedule of the Replacement Options will add additional retentive benefits. By increasing the service time necessary for a option holders shares to vest, we believe that the Option Exchange will further increase the retentive benefits of the Replacement Options.

Timing

We intend to commence the Option Exchange on or about April 20, 2015. The Option Exchange will close and any Replacement Options will be issued on or about the 20th business day after the Option Exchange commences, unless the Option Exchange is extended by the Company (and in any event, no earlier than 20 calendar days after the Company first mails this Information Statement to stockholders). We will retain discretion to revise specific Option Exchange program terms, consistent with the broad program parameters outlined in this Information Statement, prior to actual program implementation to account for any changes in our stock price or other factors relevant to the program. The Board will also retain discretion not to implement the Option Exchange.

Material Terms of the Option Exchange

Summary of Material Terms.

•	Participants. The Option Exchange will be open to all employees, officers and certain consultants, who are employed or engaged by us as of the commencement of the Option Exchange and remain employed or engaged by us through the last day of the Option Exchange.

•	Eligible Options. Only stock options with a per-share exercise price at or above $5.00 on the date we file the offer to exchange with the SEC will be eligible to participate in the Option Exchange.

•	Lesser Number of Replacement Options. The Option Exchange is intended to be value neutral, meaning the exchange ratios of shares subject to Eligible Options surrendered in exchange for Replacement Options will be determined in a manner intended to result in the grant of Replacement Options that have an aggregate fair value approximately equal to the aggregate fair value of the options they replace. The exchange ratios will be established shortly before the grant of the Replacement Options and will depend on the exercise price of the surrendered option and the fair market value of our stock at that time. Because this is intended to be a value neutral exchange, participating employees will receive Replacement Options covering a lesser number of shares than are covered by the surrendered options.

•	New “At-the-Money” Exercise Price. Each Replacement Option will have an exercise price equal to the closing stock price of our Common Stock on the NASDAQ stock market on the grant date for the Replacement Options.

•	Vesting Schedule. Any Replacement Options issued in an exchange for an Eligible Option that has vested prior to the Option Exchange Date shall immediately vest upon issuance. All other Replacement Options will maintain the same vesting schedule as the Eligible Options tendered in the Option Exchange, except the vesting schedule under each Replacement Option will be extended by 6 months. For example, an Eligible Option scheduled to vest in six monthly installments beginning January 1, 2016 would be exchanged for a Replacement Option scheduled to vest in twelve monthly installments beginning January 1, 2016.

•	Non-Qualified Stock Options. Each Replacement Option will be treated under the Code as a non-qualified stock option, regardless of the tax status of the Eligible Options surrendered for exchange.

•	All-or-Nothing Exchange. If a participant elects to exchange any Eligible Option grant in the Option Exchange, the participant must elect to exchange all of the shares subject to that Eligible Option grant, regardless of whether such grant is vested or unvested. If a participant holds more than one Eligible Option grant, however, the participant may choose to exchange one or more of such Eligible Option grants without having to exchange all of his or her eligible option grants. For these purposes, Eligible Options grants are determined based on their original grant date and exercise price. Participation in the option exchange is voluntary.

•	Terms of Replacement Options Governed by 2013 Plan. The other terms and conditions of the Replacement Options will be governed by the terms and conditions of the 2013 Plan and our standard stock option agreements.

Eligibility. If implemented, the Option Exchange will be open to any employee or executive officer employed by us, and certain consultants providing services to us, on the date of commencement of the Option Exchange. To be an Eligible Participant, such persons must remain employed by us or providing services as a service provider or director through the Option Exchange Date. As of March 31, 2015, we estimate there are approximately 49 Eligible Participants. If an option holder is no longer an employee with us or providing services to us as a service provider for any reason on the Option Exchange Date, even if he or she had elected to participate and had tendered his or her Eligible Options for exchange, such person’s tender will automatically be deemed withdrawn and he or she will not participate in the Option Exchange. He or she will retain his or her outstanding options in accordance with their original terms and conditions, and he or she may exercise them during a limited period of time following termination of service in accordance with their terms and to the extent they are vested.

Eligible Options. The Option Exchange will be open to all persons who hold “Eligible Options.” Eligible Options are options to purchase shares of Common Stock:

•	Granted under the 2013 Plan, the Company’s 2010 Stock Option Plan, the Company’s 2012 Stock Option Plan or the VTB Holdings, Inc. 2011 Equity Incentive Plan;

•	With an exercise price equal to or greater than $5.00; and

•	Held by an Eligible Participant who is still employed by or providing services to us or one of our subsidiaries as a service provider or director as of the commencement of the Option Exchange and who remains employed by or providing services to us or one of our subsidiaries through the completion date of the Option Exchange.

Tender Offer Documents. Prior to commencement of the Option Exchange, we will file an offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible Participants, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at http://www.sec.gov. The tender offer statement will serve as the written offer that will be distributed to all Eligible Participants to participate in the Option Exchange. Under the tender offer statement, Eligible Participants will be given at least 20 business days to elect to exchange their Eligible Options for Replacement Options, which time period may be extended by the Company in its discretion. On the last day of the exchange offer, the Eligible Options surrendered for exchange (and not withdrawn) would be cancelled, and Replacement Options would be granted to participating employees in accordance with the applicable exchange ratio.

Exchange Ratios. Exchange ratios will be utilized and designed to result in grants of Replacement Options with a fair value, for accounting purposes that will be approximately equal to the fair value of the Eligible Options that are surrendered in the exchange. The exchange ratios will be based on the fair value of the eligible options, calculated using a Black-Scholes model, which takes into account many variables, such as the volatility of our stock and the expected term of an option. Multiple tranches of options with similar fair values may be aggregated and exchanged based on a single exchange ratio. Setting the exchange ratios in this manner is intended to result in the issuance of Replacement Options that have an aggregate fair value approximately equal to the aggregate fair value of the Eligible Options that they replace. This will minimize any additional compensation cost that we must recognize on the Replacement Options, other than compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs.

Although the exchange ratios cannot be determined now, we can provide an example based on certain assumptions regarding the start date of the offer to exchange, and the trading price of our

Common Stock. The following exchange ratios are provided solely as an example of how we would determine the exchange ratio if we were completing the exchange based on a $2.50 share price (representing an approximate 25% premium above the closing price of our Common Stock on March 31, 2015). The total number of Replacement Options a participating employee will receive with respect to a surrendered Eligible Option will be determined by converting the number of shares underlying the surrendered eligible option according to the exchange ratio and rounding down to the nearest whole share. The exchange ratio will be applied on a grant-by-grant basis.

Sample Exchange Ratios for Eligible Options
Exercise Price of Options	Shares Subject to Eligible Options	Weighted Average Exercise Price of Eligible Options	Exchange Ratio
$ 5.00 - $ 5.99	2,608,722	$5.58	1.5 to 1
$ 6.00 - $ 6.64	163,756	$6.00	1.6 to 1
$ 6.65 - $ 7.12	445,000	$6.94	2.2 to 1
$ 7.13 - $10.95	403,000	$10.21	2.8 to 1
$10.96 - $13.91	75,000	$13.91	4.8 to 1
$13.92 - $16.71	901,931	$15.65	5.65 to 1

The foregoing exchange ratios are applied solely as an example. We will apply substantially similar methodology once these factors are decided closer to the time of commencement of the Option Exchange.

Election to Participate

Participation in the Option Exchange will be voluntary. Under the Option Exchange, Eligible Participants may elect which of their Eligible Options they wish to exchange for Replacement Options on a grant-by-grant basis.

Return of Eligible Options Surrendered

The shares of Common Stock that were subject to certain surrendered Eligible Options will again become available for future awards under the 2013 Plan pursuant and subject to the terms of the 2013 Plan.

Although the final terms of the Option Exchange are expected to be materially similar to the terms described in this Item 1, our Board may, in its sole discretion, change the terms of the Option Exchange to take into account a change in circumstances, as described below, and may determine not to implement the Option Exchange.

Certain Federal Income Tax Consequences

The following is a summary of the anticipated material federal income tax consequences of participating in the Option Exchange. A more detailed summary of the applicable tax considerations to participating holders will be provided in the offer to exchange. The Option Exchange should be treated as a non-taxable exchange for federal income tax purposes, and we and our participating optionees should recognize no income for federal income tax purposes upon the issuance of the Replacement Options. However, the Internal Revenue Service is not precluded from adopting a contrary position in connection with the tax consequences of the Option Exchange. The law and regulations themselves are also subject to change. All participating holders are urged to consult their own tax advisors regarding the tax treatment of participating in the Option Exchange under all applicable laws prior to their participation. The tax consequences for non-U.S. holders may differ from the U.S. federal income tax consequences described in this paragraph.

Accounting Impact

Under ASC Topic 718, the exchange of options under the Option Exchange is treated as a modification of the terms or conditions of the existing option awards. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the Replacement Options granted in the option exchange, ratably over the vesting period of the Replacement Options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each Replacement Option granted to employees in exchange for surrendered Eligible Options, measured as of the last day of the exchange offer, over the fair value of the surrendered Eligible Options in exchange for the Replacement Options, measured immediately prior to the cancellation. Because the exchange ratio will be calculated to result in the fair value of surrendered Eligible Options being approximately equal to the fair value of the options replacing them, we do not expect to recognize more than $10,000 in incremental compensation expense as a result of the Option Exchange. In the event that any of the Replacement Options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited Replacement Options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the Option Exchange will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the Option Exchange to comply with potential SEC comments. In addition, it is currently our intention to make the program available to all of our Eligible Participants, including Eligible Participants of our wholly-owned subsidiaries who are located outside of the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we will make modifications to the terms offered to Eligible Participants in countries outside the United States to comply with local requirements, or for tax or accounting reasons.

Benefits of the Option Exchange to Eligible Participants

Because the decision whether to participate in the Option Exchange is completely voluntary, we are not able to predict which Eligible Participants will participate.

Effect on Stockholders

The Option Exchange was designed to provide renewed incentives and motivate the Eligible Participants to continue to create stockholder value. We are unable to predict the precise impact of the Option Exchange on our stockholders because we are not able to predict which Eligible Participants will participate.

Based on the assumptions described above, if all Eligible Options are exchanged, options to purchase 4,597,409 shares will be surrendered and cancelled and Replacement Options covering 2,363,528 shares will be granted, resulting in a reduction of our equity award overhang of approximately 2,200,000 shares. Following the Option Exchange, if all Eligible Options are exchanged, options to purchase 4,224,481 shares will be outstanding. As of March 25, 2015, the total number of shares of our Common Stock outstanding was 42,092,277.

ITEM 2

APPROVAL OF AMENDMENT TO 2013 STOCK-BASED INCENTIVE COMPENSATION PLAN

Introduction

By resolutions effective March 10, 2015, the Compensation Committee and our Board approved an amendment to our 2013 Stock-Based Incentive Compensation Plan, subject to shareholder approval under the Nevada Revised Statutes, to increase the number of shares available for grant under the 2013 plan by 3,200,000 shares, and excluded the Replacement Options from the calculation of the maximum number of shares of Common Stock that may be granted to any individual participant in the 2013 Plan during any calendar year. A majority of stockholders subsequently approved this Amendment by written consent in lieu of a meeting on April 1, 2015. A copy of the amendment is attached to this Information Statement as Annex B.

The purpose of the 2013 Plan is to ensure the longevity, effectiveness and administrative flexibility of the long-term equity incentive component of our compensation program. The 2013 Plan was first adopted by our stockholders on December 27, 2013 and became effective upon the completion of our merger with VTB Holdings, Inc. in January 2014. The maximum number of shares that may be issued under the plan, when approved, was 2,250,000 (subject to adjustment for stock splits, stock dividends and the like). As approved, no individual employee may be granted more than 450,000 shares under the 2013 Plan during any calendar year.

Since the adoption of the 2013 Plan, we have granted equity incentive awards to participants in the 2013 Plan. As of March 25, 2015 we had 42,092,277 total shares of our Common Stock outstanding with 435,949 shares remaining for future grants under the 2013 Plan. As of March 25, 2015 we had outstanding under all of our equity and equity-based plans (i) 6,458,362 stock options, with a weighted average exercise price of $6.91 and a weighted average remaining term of 6.5 years and (ii) 6,396 shares of restricted stock with a weighted average grant date fair value of $15.63 and weighted average term until vesting of 3.1 years. In addition, we have granted under all of our equity and equity-based plans awards consisting of options to purchase 3,630,894 shares of our Common Stock that are currently vested.

The Board has concluded that it is in our best interests, and in the best interests of our stockholders, to increase the number of shares available for grant under the Stock Plan by 3,200,000 shares and to exclude the Replacement Options from the calculation of the maximum number of shares of Common Stock that may be granted to any individual participant in the 2013 Plan during any calendar year. In making this recommendation, the Board considered various aspects of the 2013 Plan, including the number of shares subject to outstanding awards and the number of shares that remain available for future awards under the 2013 Plan (before and after giving effect to the anticipated effects of the Option Exchange), our historical pattern of granting equity awards and our needs going forward, the cost of issuing additional shares, the impact of share dilution on existing shareholders, and the central role of equity compensation in our compensation programs. The Board believes that the proposed increase in the number of shares is necessary for retaining the flexibility to grant equity-based compensation at levels that optimal for motivating and rewarding our employees for their contributions to our success and the growth in the value of our Common Stock. In addition, because approximately 2,767,476 shares subject to Eligible Options were granted under the Company’s legacy equity incentive plans and will therefore not be returned to the available pool following the Option Exchange, the Amendment allows us to offset the reduction in the available pool required to realize the retention and other benefits of the Option Exchange described elsewhere in this Information Statement.

The following summary of the 2013 Stock Plan sets forth the principal features of the 2013 Plan, as amended. This summary is entirely qualified by reference to the 2013 Plan and the amendment thereto, which are attached as Annexes A and B, respectively.

Summary of the 2013 Plan

Share Reserve and Limitations. The 2013 Plan initially reserved an aggregate of 2,250,000 shares of our Common Stock for issuance pursuant to awards granted under the 2013 Plan, plus the number of shares that were authorized but unissued under prior plans. The maximum number of shares of our Common Stock available for awards that may be granted to an individual participant during a single year was 450,000. As of March 25, 2015 there were 435,949 shares available for future awards under the 2013 Plan, and following the effectiveness of the Amendment, there are now 1,740,724 shares of our Common Stock available for future awards under the 2013 Plan.

Eligibility. All employees and consultants of the Company, its subsidiaries and affiliates and all non-employee members of our Board are eligible to receive awards under the 2013 Plan.

Administration. The 2013 Plan is administered by a committee appointed by our Board (the “Plan Committee”). The Plan Committee’s powers include the ability to: (i) select the employees, consultants and non-employee directors who will receive awards pursuant to the 2013 Plan; (ii) determine the type or types of awards to be granted to each participant; (iii) determine the number of shares of Common Stock to which an award will relate, the terms and conditions of any award granted under the Stock Plan, including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an award and waivers or accelerations thereof, and waivers of or modifications to performance conditions relating to an award, based in each case on such considerations as the committee shall determine, and all other matters to be determined in connection with an award; (iv) determine whether, to what extent, and under what circumstances an award may be canceled, forfeited, or surrendered; (v) determine whether, and to certify that, the performance goals to which the settlement of an award is subject are satisfied; (vi) correct any defect or supply any omission or reconcile any inconsistency in the 2013 Plan, and adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the 2013 Plan; (vii) determine the effect, if any, of a change in control of the Company upon outstanding awards; and (viii) construe and interpret the 2013 Plan and make all other determinations as it may deem necessary or advisable for the administration of the 2013 Plan. The Plan Committee may delegate some or all of its powers to any executive officer of our company or any other person, other than its authority to grant awards to certain specified executives.

Types of Awards. Awards that can be granted under the 2013 Plan include Common Stock, deferred stock, restricted stock, restricted stock units (referred to as “RSUs”), stock options and stock appreciation rights (referred to as “SARs” and all collectively referred to as “Awards”).

Common Stock. In a Common Stock award, a participant receives a grant of shares of our Common Stock that are not subject to any restrictions on transfer or other vesting conditions. Upon the grant date, the participant will have all of the customary rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends with respect to such shares.

Deferred Stock. In a deferred stock award, the Company agrees to deliver, subject to certain conditions, a fixed number of shares of our Common Stock to the participant at the end of a specified deferral period or periods. During such period or periods, the participant will have no rights as a stockholder with respect to any such shares. No dividends will be paid with respect to shares of deferred stock during the applicable deferral period, and the participant will have no future right to any dividend paid during such period.

Restricted Stock. In a restricted stock award, a participant receives a grant of shares of our Common Stock that are subject to certain restrictions, including forfeiture of such stock upon the happening of certain events. During the restriction period, holders of restricted stock will have the right to vote the shares of restricted stock. No dividends will be paid with respect to shares of restricted stock during the applicable restriction period, and the participant shall have no future right to any dividend paid during such period.

Restricted Stock Units. An RSU is a grant of the right to receive a payment in our Common Stock or cash, or in a combination thereof, equal to the fair market value of a share of our Common Stock on the expiration of the applicable restriction period or periods. During such period or periods, the participant will have no rights as a stockholder with respect to any such shares. No dividends will be paid with respect to shares underlying an RSU during the applicable restriction period, and the participant will have no future right to any dividend paid during such period.

Stock Options. Stock options granted under the 2013 Plan may be either incentive stock options or non-qualified stock options. The exercise price of an option shall be determined by the Plan Committee, but must be at least 100% of the fair market value of our Common Stock on the date of the grant. If the participant owns, directly or indirectly, shares constituting more than 10% of the total combined voting power of all classes of stock of our company, the exercise price of an incentive stock option must be at least 110% of the fair market value of a share of Common Stock on the date the incentive stock option is granted.

Stock Appreciation Rights. A grant of a SAR entitles the holder to receive, upon exercise of the SAR, the excess of the fair market value of one share of our Common Stock on the date of exercise over the grant price of the SAR as determined by the Plan Committee. The grant price of a SAR may never be less than 100% of the fair market value of a share of Common Stock on the date of grant.

Performance Goals. In the discretion of the Plan Committee, any award may be granted subject to performance goals that must be met by the end of a period specified by the Plan Committee, but that are substantially uncertain to be met before the grant of the award, and that must be based upon one or more of the following as they relate to our company, our subsidiaries or affiliates, or any business unit or department thereof: (i) stock price, (ii) market share, (iii) sales, (iv) earnings per share, (v) diluted earnings per share, (vi) diluted net income per share, (vii) return on stockholder equity, (viii) costs, (ix) cash flow, (x) return on total assets, (xi) return on capital or invested capital, (xii) return on net assets, (xiii) operating income, (xiv) net income, (xv) earnings (or net income) before interest, taxes, depreciation and amortization, (xvi) improvements in capital structure, (xvii) gross, operating or other margins, (xviii) budget and expense management, (xix) productivity ratios, (xx) working capital targets, (xxi) enterprise value, (xxii) safety record, (xxiii) completion of acquisitions or business expansion (xxiv) economic value added or other value added measurements, (xxv) expense targets, (xxvi) operating efficiency, (xxvii) regulatory body approvals for commercialization of products , (xxviii) implementation or completion of critical projects or related milestones, (xxix) quality control, (xxx) supply chain achievements and (xxxi) marketing and distribution of products. The Plan Committee may structure awards to qualify for the exemption for performance-based compensation to the limitations on the deductibility of compensation in excess of $1,000,000 paid to certain of our executive officers under Section 162(m) of the Code; however, the Plan Committee retains the discretion to grant awards that are not fully deductible under Section 162(m) of the Code. Performance goals with respect to awards that are not intended to constitute qualified performance-based compensation under Section 162(m) of the Code may be based on one or more of the preceding measures or any other measure that the Plan Committee may determine in its sole discretion. Performance goals may be measured absolutely or relative to an index or peer group.

Effects of a Change in Control. Upon the occurrence of a change in control of the Company, the Plan Committee may, in its discretion: (i) fully vest any or all awards; (ii) determine whether all applicable performance goals have been achieved and the applicable level of performance; (iii) cancel any outstanding awards in exchange for a cash payment of an amount, but not less than zero, equal to the difference between the then fair market value of the award less the exercise or base price of the award; (iv) after having given the participant a chance to exercise any vested outstanding options or SARs, terminate any or all of the participant’s unexercised options or SARs; (v) where the Company is not the surviving corporation after a change in control, cause the surviving corporation to assume or replace all outstanding awards with comparable awards; or (vi) take such other action as the Plan Committee shall determine appropriate.

Effects of Certain Corporate Transactions. In the event of a stock dividend, recapitalization, forward or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other corporate transaction or event that affects our Common Stock, the Plan Committee shall make equitable adjustments in (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with awards, (ii) the number and kind of shares of Common Stock issuable in respect of outstanding awards, (iii) the aggregate number and kind of shares of Common Stock available under the 2013 Plan, and (iv) the exercise or grant price relating to any award, or if deemed appropriate, the Plan Committee may also make provision for a cash payment with respect to any outstanding award.

Actions Requiring Stockholder Approval. Our Board must obtain stockholder approval in order to take any action that would (i) increase the number of shares subject to the 2013 Plan, except for adjustments upon changes in capitalization; (ii) result in the re-pricing, replacement or repurchase of any option, SAR or other award; or (iii) be required to be submitted for stockholder approval under any federal or state law or regulation or NASDAQ listing rules.

Clawback. Any award granted under the 2013 Plan, including a Common Stock award, will be subject to mandatory repayment by the participant to the Company pursuant to the terms of any company “clawback” or recoupment policy that is directly applicable to the 2013 Plan and set forth in an award agreement or as required by law to be applicable to the participant.

Transfer Restrictions. No award or other right or interest of a participant under the 2013 Plan may be assigned or transferred for any reason during the participant’s lifetime, other than to the Company or any subsidiary or affiliate, and any attempt to do so shall be void and the relevant award shall be forfeited. Notwithstanding the foregoing, the Plan Committee may grant awards, other than incentive stock options, that are transferable by the participant during his or her lifetime, but only to the extent specifically provided in the award agreement entered into with such participant. No incentive stock option shall be transferable other than by will or the laws of descent and distribution.

Effective Date. The Amendment shall become effective upon, and only upon, the Option Exchange Date.

Certain Federal Income Tax Considerations

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the 2013 Plan. The discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to a participant based on his or her particular circumstances, nor does it address state, local or foreign income tax or other tax considerations that may be relevant to a participant.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE STOCK PLAN, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE, LOCAL OR FOREIGN INCOME TAX OR OTHER TAX CONSIDERATIONS.

Common Stock. Upon the grant of an award of Common Stock, a participant will recognize ordinary income equal to the difference between the amount paid, if any, for such Common Stock and the fair market value of such Common Stock on the grant date, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. The participant’s tax basis in such shares of Common Stock will equal the fair market value of such shares on the grant date. Upon sale of such shares of Common Stock, the participant will recognize short-term or long-term capital gain or loss, depending upon whether at the time of sale the shares have been held for more than one year following the grant date. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Deferred Stock. A participant recognizes no taxable income and the Company is not entitled to a deduction when deferred stock is awarded. When the deferral period for the award ends and the participant receives shares of the Company’s Common Stock, the participant will recognize ordinary income equal to the fair market value of the shares at that time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in shares of Common Stock received at the end of a deferral period will be equal to the fair market value of such shares when the participant receives them. Upon sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether at the time of sale the shares have been held for more than one year following the end of the deferral period. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Restricted Stock. Restricted stock received pursuant to Awards will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives restricted stock does not make the election described below, the participant recognizes no taxable income upon the receipt of restricted stock, and the Company is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the restricted stock lapse, the participant will recognize ordinary income equal to the fair market value of the shares at that time minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in restricted stock will be equal to the fair market value of such shares when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin when the forfeiture restrictions lapse. Upon a sale of shares of restricted stock, the participant will recognize short-term or long-term gain or loss, depending upon whether at the time of sale the shares have been held for more than one year following the lapse of the restrictions. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving restricted stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the participant elects to recognize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking the restrictions into account) minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the participant will recognize no additional compensation income with respect to the shares when the forfeiture restrictions lapse and will instead recognize gain or loss with respect to the shares when they are sold. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to the fair market value of such shares when received by the participant, and the participant’s holding period for such shares begins at that time. If, however, the shares are subsequently forfeited to the Company, the participant will not be entitled to claim a loss with respect to the shares to the extent of the income recognized by the participant upon the making of the Section 83(b) election. To make a Section 83(b) election, a participant must file an appropriate form of election with the Internal Revenue Service and with the Company, each within 30 days after shares of restricted stock are received, and the participant must also attach a copy of the form of election to his or her federal income tax return for the year in which the shares are received.

Non-Qualified Options. A participant recognizes no taxable income and the Company is not entitled to a deduction when a non-qualified option is granted. Upon exercise of a non-qualified option, a participant will recognize ordinary income equal to the excess of the fair market value of the shares received over the exercise price of the non-qualified option, and the Company will be entitled to a corresponding deduction. A participant’s tax basis in the shares of Common Stock received upon exercise of a non-qualified option will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of Common Stock received upon exercise of a non-qualified option, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Under the 2013 Plan, payment of the exercise price with respect to non-qualified options may, with the consent of the Plan Committee, be made in whole or in part with shares of Common Stock or restricted stock held by the participant. Payment in Common Stock or restricted stock will be treated as a tax-free exchange of the shares surrendered for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. In the case of payment in restricted stock, however, the equivalent number of shares of Common Stock received shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the restricted stock surrendered. The fair market value of shares of Common Stock received in excess of the number of shares surrendered will be treated as ordinary income, and such shares have a tax basis equal to their fair market value on the date of the exercise of the non-qualified option.

Incentive Stock Options. A participant recognizes no taxable income (except that an alternative minimum tax liability may arise) and the Company is not entitled to a deduction when an incentive stock option is granted or exercised. Provided the participant meets the applicable holding period requirements for the shares received upon exercise of an incentive stock option (beginning on the date of exercise and ending on the later of two years from the date of grant or one year from the date of exercise), gain or loss recognized by a participant upon sale of the shares received upon exercise will be a long-term capital gain or loss, and the Company will not be entitled to a deduction. If, however, the participant disposes of the shares before meeting the applicable holding period requirements (a “disqualifying disposition”), the participant will recognize ordinary income at that time equal to the excess of the fair market value of the shares on the exercise date over the exercise price of the incentive stock option. Any amount recognized upon a disqualifying disposition in excess of the fair market value of the shares on the exercise date of the incentive stock option will be treated as capital gain and will be treated as long-term capital gain if the shares have been held for more than one year. If the sales price is less than the sum of the exercise price of the incentive stock option and the amount included in ordinary income due to the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending upon whether the shares have been held for more than one year.

Under the 2013 Plan, payment of the exercise price with respect to incentive stock options may, with the consent of the Plan Committee, be made in whole or in part with shares of Common Stock or restricted stock held by the participant. Such an exercise will be treated as a tax-free exchange of the shares of Common Stock or restricted stock surrendered (assuming the surrender of the previously-owned shares does not constitute a disqualifying disposition of those shares) for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. In the case of payment in restricted stock, however, the equivalent number of shares of Common Stock received shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the restricted stock surrendered. Shares of Common Stock received in excess of the number of shares surrendered will have a tax basis of zero.

SARs. A participant recognizes no taxable income and the Company is not entitled to a deduction when a SAR is granted. Upon exercising a SAR, a participant will recognize ordinary income in an amount equal to the cash or the fair market value of the shares received minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in the shares of Common Stock received upon exercise of an SAR will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time.

Upon sale of the shares of Common Stock received upon exercise of a SAR, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Withholding. The Company is entitled to deduct from the payment of any award (whether made in stock or in cash) all applicable income, employment and other taxes required by federal, state, local or foreign law to be withheld or may require the participant to pay such withholding taxes to the Company as a condition of receiving payment of the award. Participants who are subject to the Exchange Act may, and the Plan Committee may allow other participants to, satisfy his or her withholding obligations by directing the Company to retain the number of shares necessary to satisfy the withholding obligation or by delivering shares held by the participant to the Company in an amount necessary to satisfy the withholding obligation.

New Plan Benefits

The benefits that will be awarded or paid under the 2013 Plan, as amended, are not currently determinable. Awards granted under the 2013 Plan are within the discretion of the Plan Committee, and the Plan Committee has not determined the number of future awards or who might receive them.

On September 27, 2010, the Company adopted the 2010 Stock Option Plan (the “2010 Plan”). The 2010 Plan authorized the grant of options to purchase up to 600,000 shares of the Company’s Common Stock to directors, officers, employees and consultants. On December 29, 2011 the Company’s Board adopted, and stockholders subsequently approved, the 2012 Stock Option Plan (the “2012 Plan”) providing the Company’s Board with authority to grant options to purchase up to 253,000 of the shares of Common Stock remaining available for issuance under the 2010 Plan and up to an additional 600,000 shares of Common Stock. The 2012 Plan replaced the 2010 Plan but awards previously granted under the 2010 Plan remain outstanding in accordance with their terms. Any outstanding awards under the 2010 Plan that expire or terminate, other than through exercise or share settlement, will also become eligible for grant under the 2012 Plan. In August 2012, the Company’s Board approved, and stockholders subsequently approved, an amendment to the 2012 Plan, authorizing an additional 500,000 shares of Common Stock for issuance under the 2012 Plan. On January 15, 2014, the 2013 Plan became effective, which authorized 2,250,000 shares of Common Stock for grant, subject to adjustments for stock splits, stock dividends and the like.

The following table sets forth information as of March 25, 2015, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated as follows.

STOCK-BASED INCENTIVE COMPENSATION PLAN INFORMATION
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Stock-Based Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	6,464,758	$6.91	435,949
Equity compensation plans not approved by security holders	0	$0	0

Total	6,464,758	$6.91	435,949

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee are Ronald Doornink and William E. Keitel. Until his resignation from the Board of Directors on May 12, 2014, Kenneth F. Potashner also served on the Compensation Committee. Mr. Potashner was Chief Executive Officer of the Company until January 15, 2014. At present, none of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s board of directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted on April 2, 2015 by the members of the Compensation Committee.

Ronald Doornink, Chair

William E. Keitel

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions that resulted in the compensation provided for 2014 to the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer and the other three Executive Officers who were the highest paid during 2014 (collectively, “Named Executive Officers” or “NEOs”). The names of the Company’s 2014 NEOs and their titles at year-end were:

•	Juergen Stark – Chief Executive Officer

•	John Hanson – Chief Financial Officer

•	Robert Andris – Senior Vice President, Global Supply Chain and Operations

•	James Adams – Senior Vice President, Consumer Sales

•	Robert Picunko – Chief Marketing Officer

Mr. Picunko’s employment was terminated on February 27, 2015 and Mr. Adam’s employment was terminated on March 13, 2015. Upon their respective terminations, each of Mr. Picunko and Mr. Adams entered into a Separation Agreement and General Release whereby they irrevocably released the Company from all claims and causes of action arising prior to their respective dates of termination.

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Results of Say-on-Pay Vote and Say-on-Pay Frequency Vote. At our last Annual Meeting of Shareholders held on February 21, 2013, we held a non-binding Shareholder say-on-pay vote on the 2012 compensation of our NEOs. Approximately 92% of the shares voted “For,” “Against” or “Abstain” on our say-on-pay proposal approved the compensation of our NEOs. Because of the level of support expressed by our Shareholders for the compensation of our NEOs, the Compensation Committee (“Committee”) did not change its general approach to executive compensation as a result of this vote. Although the advisory Shareholder vote on executive compensation is non-binding, the Committee will continue to take the outcome of future say-on-pay votes into consideration when making compensation decisions for our NEOs.

At the same Annual Meeting of Shareholders, we also held a non-binding Shareholder vote on the frequency of future say-on-pay votes. The frequency that received the greatest number of votes was three years. After considering the results of these votes, the Board of Directors determined that a non-binding Shareholder vote on executive compensation would be conducted once every three years. Thus, the Company will hold its next say-on-pay vote at its Annual Meeting of Shareholders to be held in 2016.

Role of the Compensation Committee. During 2014, the Committee members were Ronald Doornink (Chair), William E. Keitel and, until his resignation from the Board of Directors on May 12, 2014, Kenneth F. Potashner. The Committee has responsibility for overseeing and, as appropriate, determining and implementing the compensation plans, policies and programs for the Company’s executive officers, non-employee directors and employees. The Committee operates under a written charter adopted by the Board of Directors. A copy of this charter is available on the Company’s website at http://corp.turtlebeach.com/investor_relations under the link “Corporate Governance.”

Compensation Philosophy and Objectives. The Committee believes that the executive compensation program should enable the Company to attract, retain and motivate a team of highly qualified executives who will create long-term value for the Shareholders. To achieve this objective, the Committee has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual, long-term and strategic goals that will result in improvement in total shareholder return. To that end, the Committee believes that the executive compensation program should include both cash and equity-based compensation that rewards the achievement of overall financial and operational performance by the Company (or a subsidiary or division of the Company) as well an executive’s attainment of certain individual goals. The Committee annually evaluates the components of the compensation program, the desired mix of compensation among these components and the applicable goals.

Committee Process. The Committee meets as often as necessary to perform its duties and responsibilities. During 2014, the Committee met 3 times. The Committee usually meets with the CEO and, when appropriate, with other Company officers and outside advisors. In addition, the Committee periodically meets in executive session without management present.

Setting of Meeting Agenda. The Committee’s meeting agenda is normally established by the Committee Chair in consultation with the CEO. Committee members receive and review materials in advance of each meeting. Depending on the meeting’s agenda, such materials may include: financial reports regarding the Company’s performance, reports on achievement of corporate objectives, reports detailing executives’ stock ownership and stock awards and information regarding the compensation programs and compensation levels of certain peer group companies.

Role of Executive Officers in Compensation Decisions. The Committee makes all decisions regarding the CEO’s compensation. Decisions regarding the compensation of other NEOs are made by the Committee in consultation with, and upon the recommendation of, the CEO. In this regard, the CEO provides the Committee evaluations of business goals and objectives and executive performance and recommendations regarding salary levels, equity grants and other incentive awards.

Executive Compensation Consultant. The Committee’s charter authorizes the Committee, in its sole discretion, to retain and terminate consultants to assist it in the evaluation of compensation for the NEOs. The Committee has sole authority to approve the fees and other retention terms of any such consultant. Pursuant to its authority under its charter to retain compensation consultants, the Committee engaged Compensia, Inc. (“Compensia”), an executive compensation consulting firm, to act as its independent advisor with respect to 2014 compensation decisions.

Consultant Independence. All services provided by Compensia to the Committee are conducted under the direction and authority of the Committee, and all work performed by Compensia must be pre-approved by the Committee. Compensia does not provide any other services to the Company and does not own any shares of the Company’s stock. There are no personal or business relationships between the Compensia consultants and any executive of the Company. In addition, there are no personal relationships between the Compensia consultants and any member of the Committee. Compensia maintains a detailed conflict of interest policy in order to ensure that compensation committees receive conflict-free advice.

Market and Peer Group Compensation Data. In advising the Committee regarding 2014 compensation for our NEOs, Compensia relied on compensation data from recently public technology companies in Compensia’s proprietary database, as well as compensation data from the following peer group, which the Committee approved in November 2014.

• Audience	• Rosetta Stone

• CalAmp	• Rovi

• Dolby Laboratories	• ShoreTel

• DTS	• Skullcandy

• Extreme Networks	• TiVo

• Glu Mobile	• Universal Display

• Gogo	• Universal Electronics

• LeapFrog Enterprises	• ZAGG

• Plantronics

The Committee used the market and peer group compensation data provided by Compensia as a guide only and did not engage in formal benchmarking with respect to the 2014 compensation of our NEOs. The Committee did not implement any changes to our executive compensation program for 2014 based on the recommendations of Compensia.

Components of Compensation. For 2014, the principal components of compensation for our NEOs were:

•	base salary;

•	annual incentive bonus;

•	long-term equity incentives; and

•	perquisites.

Base Salary. The Company provides NEOs with base salaries to compensate them for services rendered during the year. The Committee recognizes that competitive salaries must be paid in order to attract and retain high quality executives. Normally, the Committee reviews NEO salaries at the end of each year, with any adjustments to base salary becoming effective in the succeeding year. However under special circumstances, such as a promotion or increased responsibilities, the Committee may act to increase an NEO’s salary during the year.

2014 Base Salaries. Base salaries for each of the NEOs for 2014 were as set forth in the following table.

Name	2014 Base Salary
Juergen Stark	$535,000
John Hanson	$350,000
Robert Andris	$270,000
James Adams	$240,000
Robert Picunko	$289,000

Annual Incentive Bonus. Annual cash bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on individual and Company performance. Accordingly, the Company maintains an Annual Incentive Bonus Plan (the “Bonus Plan”) under which NEOs are eligible to receive annual incentive bonuses based upon the achievement of specified performance goals which are determined by the Committee. As described further below, performance goals may relate to, among other items, the Company’s achievement of certain financial or operational goals or performance goals specific to the individual executive. The Committee is allowed, but not required, to provide for bonuses that constitute “qualifying performance based compensation” within the meaning of Code Section 162(m). However, the Committee also retains the discretion to grant bonuses that do not meet such requirements if, in the Committee’s discretion, it is advisable to grant such awards under the circumstances.

2014 Performance Goals. For 2014, 60% of our CEO’s target bonus was based on the achievement of Company EBITDA of $24,500,000 and the remaining 40% of our CEO’s target bonus was based on achievement in the areas of product development and diversification, investor management and the improvement of internal forecasting, operational and planning processes. For 2014, 50% of our CFO’s target bonus was based on the achievement of Company EBITDA of $24,500,000 and 50% of our CFO’s target bonus was based on cash management, financial process improvement, compliance with Federal securities laws, spending management and investor management.

2014 Bonus Opportunities and Results. Our NEOs’ 2014 target bonus opportunities together with actual bonuses paid to them were as follows:

Name	Target Bonus as a Percentage of Base Salary	Target Bonus Amount	Actual Bonus as a Percentage of Base Salary	Actual Bonus Amount
Juergen Stark	60%	$321,000	51.0%	$272,850
John Hanson	40%	$140,000	34.0%	$119,000
Robert Andris	30%	$81,000	27.3%	$73,335
James Adams	60%	$144,000	33.2%	$79,650
Robert Picunko	30%	$86,700	16.6%	$48,064

Portions of certain NEOs actual bonus amounts for 2014 include one-time payments for the achievement of certain corporate events, including the consummation of the Merger in January 2014.

Long-term Incentive Compensation. The Company grants equity-based awards to executives in the form of stock options with time-based vesting requiring continued service through each vesting date. The primary purpose of granting equity-based awards is to align our executives and stockholders with a common goal of long-term stockholder value creation. Generally, stock options and other equity-based awards are granted under the Company’s 2013 Stock-Based Incentive Compensation Plan (the “Equity Plan”), although the Committee retains discretion to grant equity-based awards outside the Equity Plan where, under the circumstances, such grants would be advisable. Each grant of a stock option or other equity-based award will be evidenced by a grant agreement that sets forth the terms and conditions of such grant, including, without limitation, any performance requirements, other terms governing vesting, and the exercise price (if applicable).

The Committee believes that stock options issued with exercise prices equal to fair market value on the date of grant that have a time-based vesting requirement are an effective retention and incentive tool because the stock options only produce value to the extent that the employee continues to be employed by us and the stock price increases, which in turn creates value for all stockholders.

Historically, the Chief Executive Officer typically consulted with other senior executive officers and our Executive Chairman regarding his recommendations for the number of stock option awards granted to our executive officers (other than the Chief Executive Officer), and the frequency of grants. The Committee, with the assistance of its compensation consultant, reviews the recommendations from the Chief Executive Officer, and makes adjustments as it deems appropriate. Although a number of factors are considered, the number of stock option awards granted to our executive officers is determined on a case-by-case, discretionary basis, rather than on a formula basis. Factors considered include individual performance potential, retention and competitive market-based compensation packages. The number of stock option awards granted to our Chief Executive Officer, and the frequency of grants to him, is determined by the Committee.

2014 Stock Option Grants. A summary of all stock option awards granted in 2014 to our NEOs is provided below:

Name	Stock Options
Juergen Stark	0
John Hanson	346,977
Robert Andris	270,984
James Adams	0
Robert Picunko	0

The stock option awards were granted under the Equity Plan. Such awards will generally vest (subject to the executive’s continued employment on the applicable vesting date) as follows: 25% of the award will vest on the first anniversary of the grant date and 1/48th of the award will vest monthly thereafter, such that 100% of the award will become vested on the fourth anniversary of the grant date.

Timing of Grants. The Committee has not granted, nor does it intend in the future to grant, stock options to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. In addition, discretionary stock option grants may not be made during certain “blackout” periods established in connection with the public release of earnings information. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on stock option grant dates.

Retirement Benefits. The Company maintains a tax-qualified 401(k) Retirement Savings Plan to which all salaried employees, including the NEOs, are able to contribute a portion of their salaries on a pre-tax basis.

Perquisites. The Company provides the NEOs with a limited number of perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key executives. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. In 2014 certain of the NEOs were provided the following perquisites: cash-out of unused vacation days pursuant to the Company’s general vacation policy and relocation allowances. The monetary value of perquisites provided to each NEO is disclosed in the tables following this CD&A.

Severance. The offer letters for Messrs. Stark, Hanson, Adams and Picunko provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances. For more information regarding these potential severance payments and benefits, see “Potential Payments upon Termination.” The Committee believes that these offer letters provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Tax Deductibility of Executive Compensation. Compensation paid to our CEO and to each of our three highest paid NEOs other than our Chief Financial Officer will not be deductible for federal income tax purposes to the extent such compensation exceeds $1 million in any year unless such compensation is “performance-based” as defined in Section 162(m) of the Code. Stock option awards granted to the NEOs under the Equity Plan qualify for this exemption. In addition, the Bonus Plan allows the Committee to provide annual bonus opportunities that qualify for this exemption. However, the Committee believes that Shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards result in non-deductible compensation expenses. Therefore, the Committee intends to maintain flexibility to pay compensation that is not entirely deductible when sound direction of the Company would make that advisable.

Compensation Policies and Practices Relating to Risk Management. The Committee, as part of its review of the Company’s compensation programs, considers the potential impact that such programs have on incentivizing the Company’s officers, directors and employees to take risks. The Company does not believe that its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

DIRECTOR COMPENSATION

In considering the Company’s need to attract and retain qualified directors, effective January 2014, the Company adopted a policy for compensating directors who are not employees of the Company for their service. To ensure that the Company compensates non-employee directors in line with market practice, our director compensation program was formulated in consultation with independent compensation consultant. As described further below, the Company compensates non-employee directors through a mix of cash retainer fees and equity grants that are subject to vesting.

The following table lists 2014 director compensation for all non-employee directors who served as directors in 2014. Directors who are also employees of the Company receive no additional compensation for service as directors. Compensation for Mr. Stark, the Company’s Chief Executive Officer, is reported in the Summary Compensation Table included in the Executive Compensation section below. In accordance with our general policy for directors who are also employees of the Company, Mr. Stark did not earn additional compensation for his service as a director or for his service as Chairman.

Name	Fees Earned or Paid in Cash (in $)(1)	Stock Awards (in $)(2)	Total (in $)
Ronald Doornink	—	—	—
Laureen DeBuono	57,500	74,912	157,500
Ken Fox	—	—	—
William E. Keitel	64,688	74,912	164,688
Kenneth A. Potashner (3)	—	—	—
Andrew Wolfe, Ph.D	47,917	—	47,917

(1)	Cash fees paid to directors are described below.

(2)	The “Stock Awards” column reports the grant date fair value of stock awards in accordance with ASC 718. Stock awards to directors are granted under the Company’s 2013 Stock-Based Incentive Compensation Plan and the number of shares awarded is determined by dividing the value of the grant by the closing market price of our common stock on the date of grant. The stock awards consist of (a) an “initial” grant to each non-employee director of (i) an option to purchase a number of shares of our common stock with a value of $50,000 and (ii) a grant of restricted shares having a value of $50,000, in each case, subject to vesting over a period of four years, and (b) an “annual” grant of options to purchase a number of shares of our common stock with a value of $50,000 and (ii) a grant of restricted shares having value of $50,000, in each case, vesting on the first anniversary of the grant date.
(3)	Mr. Potashner resigned from the Board of Directors on May 12, 2014.

In 2014, Directors who were not employees of the Company received a standard annual cash retainer fee, in addition to special fees for serving as a member of a committee or the chair of a committee, based upon the following schedule:

Annual Cash Base Fee	$40,000

Supplemental Annual Cash Committee Fees:

• Audit Committee - Chairperson	$20,000
• Audit Committee - Other Members	$10,000
• Compensation Committee - Chairperson	$15,000
• Compensation Committee - Other Members	$7,500
• Nominating and Corporate Governance Committee - Chairperson	$10,000
• Nominating and Corporate Governance Committee - Other Members	$5,000

There are no Board or committee meeting attendance fees. Directors are reimbursed by the Company for travel and related expenses they incur in connection with their service on the Board and its committees.

The Company’s policy regarding providing cash fees to non-employee directors will remain the same for 2015.

In addition to the cash fees described above, the Company intends to continue to make certain equity grants to directors who are not employees of the Company. Upon initial election to the board of directors, the Company makes an initial grant to each non-employee director of an option to purchase a number of shares of our common stock with a grant date fair market value of $50,000 and a grant of restricted shares having a grant date fair market value of $50,000. The initial grants of options and restricted stock are subject to vesting over a period of four years. In addition, each non-employee director receives an annual grant of options to purchase a number of shares of our common stock with a grant date fair market value of $50,000 and a grant of restricted shares having a grant date fair market value of $50,000. The annual grants of options and restricted stock vest on the first anniversary of the grant date.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists certain information regarding compensation earned by the Company’s Chief Executive Officer, Chief Financial Officer and other three executive officers who were the highest paid during 2014.

Name and Principal Position	Year	Salary (in $)	Option Awards (in $)(1)	Non-Equity Incentive Plan Compensation (in $)	All Other Compensation (in $)(2)	Total Compensation ($)
Juergen Stark Chief Executive Officer, Director	2014	535,000	—	272,850	12,346	820,196

John Hanson Chief Financial Officer	2014	350,000	2,353,653	119,000	—	2,822,653

Robert Andris Senior Vice President, Global Supply & Operations	2014	270,000	1,781,767	73,335	—	2,125,102

James Adams Senior Vice President, Consumer Sales	2014	240,000	—	79,650	38,502	358,152

Robert Picunko Chief Marketing Officer	2014	289,000	—	48,064	164,122	501,186

(1)	The “Option Awards” column reports the grant date fair value of stock awards in accordance with ASC 718, for stock awards granted during the applicable year. For additional information, see Grants of Plan-Based Awards below.
(2)	The amounts reported in the “All Other Compensation” column include payment under the Company’s general vacation policy for unused vacation days for Messrs. Stark, Adams and Picunko of $12,346, $4,615 and $16,673 respectively and relocation allowances for Messrs. Adams and Picunko of $33,887 and $147,449 respectively.

Grants of Plan-Based Awards

The following table provides information about the annual incentive bonuses that the Company’s NEOs were eligible to receive in 2014 under the Company’s Annual Incentive Bonus Plan and stock-based awards granted in 2014 to each of the Company’s NEOs under the Company’s 2013 Stock-Based Incentive Compensation Plan. For further information and the assumptions made in determining the grant-date fair values of the stock awards, see Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 30, 2015.

Name	Grant Dates of Equity Awards	Estimated Future Payouts under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units	2014 Grant Date Fair Value of Stock and Option Awards (in $)(1)
		Target (in $)	Maximum (in $)
Juergen Stark	—	321,000	471,870	—	—
John Hanson	01/30/2014	140,000	189,000	291,977	2,245,303
	11/16/2014			55,000	108,350

Robert Andris	01/30/2014	81,000	91,000	210,984	1,622,467
	08/25/2014			30,000	100,200
	11/19/2014			30,000	59,100
James Adams	—	144,000	144,000	—	—
Robert Picunko	—	86,700	86,700	—	—

(1)	The “2014 Grant Date Fair Value of Stock and Option Awards” column reports the grant date fair value of stock awards in accordance with ASC 718, for stock awards granted during the applicable year.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the holdings of outstanding stock options and unvested stock awards by our NEOs at December 31, 2014. The following table includes the number of shares covered by exercisable and unexercisable options (under “Option Awards”) held by the Company’s NEOs on December 31, 2014. These outstanding equity awards have been granted to the Company’s NEOs under the Company’s 2013 Stock-Based Incentive Compensation Plan.

	Option Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (Shares)	Number of Securities Underlying Unexercisable Options (Shares)	Option Exercise Price (in $)	Option Expiration Date
Juergen Stark	1,362,791	1,059,949	5.58	09/04/2022

John Hanson	91,243	291,977	15.63	01/30/2024
	—	55,000	4.13	11/19/2024

Robert Andris	65,933	210,984	15.63	01/30/2024
	—	30,000	6.86	08/25/2024
	—	30,000	4.13	11/19/2024

James Adams	52,795	26,398	6.00	10/05/2022
	14,998	20,999	5.58	4/1/2023

Robert Picunko	198,444	39,960	1.39	08/08/2021

Potential Payments on Termination

The offer letters for Messrs. Stark, Hanson, Adams and Picunko provide for certain post-termination severance payments in the event of employment termination under certain circumstances. The Committee believes that these severance benefits provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs with the interests of shareholders, including in the event of a potential acquisition of the Company.

Under the terms of Mr. Stark’s offer letter, dated as of August 13, 2012, if the Company terminates Mr. Stark’s employment without “Cause” or if Mr. Stark terminates his employment for “Good Reason,” in each case, other than following an approved sale of the Company, the Company has agreed to pay Mr. Stark severance consisting of a continuation of his then-current base salary, as well as healthcare continuation benefits, for a period of six months following such termination and a pro-rated portion of his target bonus for the year in which such termination occurs. If such termination occurs following an approved sale of the Company, the Company has agreed to pay Mr. Stark (i) a lump sum payment equal to his then-current annual base salary, (ii) healthcare continuation benefits for a period of one year following such termination and (iii) a pro-rated portion of his target bonus for the year in which such termination occurs.

Under the terms of Mr. Hanson’s offer letter, dated as of September 16, 2013, if Mr. Hanson’s employment is terminated by the Company without “Cause,” he will be entitled to continuation of his annual salary for a period of six months. In addition, if Mr. Hanson’s employment is terminated by the Company without “Cause” or by Mr. Hanson for “Good Reason,” he will be entitled to a pro-rated bonus for the year of termination based upon the average percentage of the applicable target bonuses received by the management team.

The following table provides estimates of the potential severance and other post-termination benefits each of the NEOs would have received under certain terminations of employment assuming (1) the executive’s employment was terminated as of December 31, 2014, (2) goals for incentive-based compensation were met at target levels in the year of the executive’s termination and (3) shares of the Company’s stock are worth $3.19 (the closing price of the Company’s stock on December 31, 2014).

Mr. Picunko and Mr. Adams had their employment terminated effective February 27, 2015 and March 13, 2015, respectively. Amounts reported in the table below for Mr. Adams and Mr. Picunko reflect those amounts specified in a Separation Agreement and General Release signed by each of these executives.

Name	Benefit	Termination upon Retirement, Disability or Death (in $)	Resignation for Good Reason prior to a Change in Control (in $)	Termination without Cause prior to a Change in Control (in $)	Termination without Cause or Resignation for Good Reason after a Change in Control (in $)
Juergen Stark	Salary:	—	267,500	267,500	535,000
	Bonus:	—	321,000	321,000	321,000
	Accelerated Equity Vesting:	—	0	0	0
	Health Care Benefits:	—	0	0	0

	Total:	—	588,500	588,500	856,000

Name	Benefit	Termination upon Retirement, Disability or Death (in $)	Resignation for Good Reason prior to a Change in Control (in $)	Termination without Cause prior to a Change in Control (in $)	Termination without Cause or Resignation for Good Reason after a Change in Control (in $)

John Hanson	Salary:	—	0	175,000	175,000
	Bonus:	—	140,000	140,000	140,000
	Accelerated Equity Vesting:	—	0	0	0

	Health Care Benefits:	—	—	17,370	17,370

	Total:	—	140,000	332,370	332,370

Robert Andris	Salary:	—	—	—	—
	Bonus:	—	—	—	—
	Accelerated Equity Vesting:	—	—	—	—
	Health Care Benefits:	—	—	—	—

	Total:	—	—	—	—

James Adams(1)	Salary:	—	80,000	—	—
	Bonus:	—	79,650	—	—
	Accelerated Equity Vesting:	—	0	—	—
	Health Care Benefits:	—	0	—	—

	Total:	—	159,650	—	—

Robert Picunko(2)	Salary:	—	144,500	—	—
	Bonus:	—	48,064	—	—
	Accelerated Equity Vesting:	—	0	—	—
	Health Care Benefits:	—	0	—	—

	Total:	—	192,564	—	—

(1)	Mr. Adams’ employment was terminated effective February 27, 2015. Amounts reported for Mr. Adams are those amounts actually provided to him under a Separation Agreement and General Release dated as of the same date.
(2)	Mr. Picunko’s employment was terminated effective March 13, 2015. Amounts reported for Mr. Picunko are those amounts actually provided to him under a Separation Agreement and General Release dated as of the same date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement mentions our intention to carry out the Option Exchange and Amendment. However, our Board may elect, in its sole discretion, to abandon the Option Exchange and Amendment at any time. We caution you not to place undue reliance on the fact that we may carry out the Option Exchange and Amendment. We do not intend to provide any update with respect to the status of the Option Exchange and Amendment unless and until they become effective.

NO DISSENTER’S RIGHTS

The corporate action described in this Information Statement will not afford to any of our stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their stock.

INTEREST OF CERTAIN PERSONS IN THE ACTIONS TAKEN

The following table sets forth certain information as of March 25, 2015 about the outstanding options granted under our 2013 Stock-Based Incentive Compensation Plan held by each of our executive officers. Our executive officers who also serve as directors are eligible to participate in the Option Exchange. Our other directors are ineligible for the Option Exchange program. As of March 25, 2015 our current executive officers (5 persons) as a group held unexercised options to purchase an aggregate of 3,257,210 shares of our Common Stock, which represented approximately 50.4% of the shares subject to all outstanding options under our equity compensation plans. The percentages in the table below are based on the total number of outstanding options to purchase our Common Stock under our equity compensation plans as of March 25, 2015.

Name	Number of Shares Subject to Options Outstanding	Percentage of Total Shares Subject to Outstanding Options	Number of Shares Subject to Options Outstanding Eligible for Option Exchange	Shares Subject to Options Outstanding Eligible for Option Exchange as a Percentage of Total Outstanding Options
James Adams	73,342	1.1%	0	0.0%
Robert Andris	270,984	4.2%	240,984	3.7%
John Hanson	346,977	5.4%	291,977	4.5%
Robert Picunko	143,167	2.2%	0	0.0%
Juergen Stark	2,422,740	37.5%	2,422,740	37.5%

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Under the Nevada Revised Statutes and our bylaws, the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote thereon is required to approve the Option Exchange and Amendment. As of the record date of April 2, 2015 (the “Record Date”), 42,132,551 shares of Common Stock were issued and outstanding. Each share of Common Stock entitled the holder thereof to one vote on the Option Exchange and Amendment.

RECENT CHANGE OF CONTROL

On January 15, 2014, the Company completed the merger (the “Merger”) of its wholly-owned subsidiary, Paris Acquisition Corp., a Delaware corporation (“Merger Sub”), with and into VTB Holdings, Inc., a Delaware corporation (“VTBH”), in accordance with the terms and conditions of the Agreement and Plan of Merger dated August 5, 2013 among the Company, VTBH and Merger Sub (the “Merger Agreement”). As a result of the Merger, VTBH, the surviving entity in the Merger, became a wholly-owned subsidiary of the Company, and the Company issued to the former holders of VTBH common stock and Series A Preferred Stock an aggregate of 30,227,100 shares of Common Stock. In addition, in accordance with the terms of the Merger Agreement, all outstanding options to purchase shares of VTBH common stock were converted into options to purchase shares of Common Stock and were assumed by the Company (the “Converted Options”). These newly issued shares of Common Stock, together with the Converted Options, represent approximately 80% of the total issued and outstanding shares of Common Stock, on a fully-diluted basis.

The issuance of shares of Common Stock to the former holders of VTBH common stock and Series A Preferred Stock resulted in a change of control of the Company. The names of the former VTBH stockholders that received Common Stock in connection with the Merger are listed below in the Section entitled “Security Ownership of Certain Beneficial Owners and Management.”

For additional information about the Merger, see the Company’s Definitive Proxy Statement on Schedule 14A for the special meeting of stockholders held on December 27, 2013, a copy of which was filed with the SEC on December 3, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of the Record Date for (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s directors and executive officers and (iii) all of the Company’s directors and executive officers as a group. Other than as set forth below, we are not aware of any other stockholder who may be deemed a beneficial owner of more than 5% of our Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 2, 2015 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Unless otherwise indicated, the principal address of each of the persons below is c/o Turtle Beach Corporation, 100 Summit Lake Dr. Ste 100, Valhalla, NY 10595.

Executive Officers and Directors	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Shares (2)

Juergen Stark	1,655,160	(3)	3.8%
John Hanson	121,657	(4)	*
Ronald Doornink	1,016,036	(5)(6)	2.4%
Kenneth A. Fox	29,773,180	(6)(7)	70.7%
William E. Keitel	61,997	(8)	*
Laureen DeBuono	3,997	(8)	*
Andrew Wolfe, Ph.D.	15,000	(9)	*
Robert Picunko	208,376	(10)	*
James Adams	73,342	(11)	*
Robert Andris	87,910	(12)	*
All executive officers and directors as a group (10 persons)	32,009,619	(13)	72.3%

Certain Other Stockholders (excludes Executive Officers and Directors)
SG VTB Holdings, LLC 402 West 13th Street New York, New York 10014	29,773,180	(6)(14)	70.7%
Carmine Bonanno 39 Albermarle Road White Plains, New York 10605	5,633,233	(6)	13.4%
Frederick Romano 3176 Arbour Lane Yorktown Heights, New York 10598	5,633,233	(6)	13.4%

	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Shares (2)
Doornink Revocable Living Trust, dated December 17, 1996, as amended	1,016,036	(6)	2.4%
Ronald Doornink 2012 Irrevocable Trust, dated November 30, 2012 601 Delaware Avenue, Floor 2 Wilmington, Delaware 19801	1,007,908	(6)	2.4%
Martha M. Doornink 2012 Irrevocable Trust, dated November 30, 2012 601 Delaware Avenue, Floor 2 Wilmington, Delaware 19801	1,007,908	(6)	2.4%
Michael Rowe 1032 Canyon Creek Drive Rochester Hills, Michigan 48306	35,996	(6)	*
Amie Rowe 17340 College Parkway Livonia, Michigan 48152	35,996	(6)	*

*	Less than 1%.
(1)	As used in this table, beneficial ownership means the sole or shared power to vote or direct the voting of a security, or the sole or shared power to dispose, or direct the disposition, of a security.
(2)	Percentage ownership is based upon 42,132,551 shares of Common Stock outstanding as of the Record Date.
(3)	Includes options currently exercisable and those exercisable within 60 days of April 2, 2015 for an aggregate of 1,615,160 shares of Common Stock.
(4)	Includes options currently exercisable and those exercisable within 60 days of April 2, 2015 for an aggregate of 121,657 shares of Common Stock.
(5)	Includes 1,016,036 shares of Common Stock held by the Doornink Revocable Living Trust, dated December 17, 1996, as amended (the “1996 Trust”). Mr. Doornink and his wife are the co-trustees of the 1996 Trust, and, as such, Mr. Doornink may be deemed to share beneficial ownership of such shares. Mr. Doornink expressly disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.
(6)

On January 27, 2014, SG VTB Holdings, LLC (“SG VTB”), the Ronald Doornink 2012 Irrevocable Trust dated November 30, 2012 (the “RD 2012 Trust”), the Martha M. Doornink 2012 Irrevocable Trust dated November 30, 2012 (the “MD 2012 Trust”), the 1996 Trust, Carmine Bonanno, Frederick Romano, Michael Rowe and Amie Rowe (collectively, the “Stockholder Group”) jointly filed, and on May 22, 2014 filed an amendment to, a Schedule 13D (the “Schedule 13D”) with the SEC. The Stockholder Group made a single, joint filing to reflect the formation of a “group” within the meaning of Section 13(d)(3) of the Exchange Act. Pursuant to a Stockholder Agreement, dated August 5, 2013, as amended, by and among the members of the Stockholder Group (the “Stockholder Agreement”), the Stockholder Group has agreed to aggregate their voting power with respect to the election of directors of the Company that have been designated by SG VTB. As a result of the Stockholder Agreement, SG VTB and Mr. Fox (in his capacity as the sole manager of SG VTB) may be deemed to share beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, and to share the power to vote or direct the vote of, 29,773,180 shares of Common Stock held, in the aggregate, by the Stockholder Group. In order for a member of the Stockholder Group other than SG VTB or Mr. Fox (each other member, a “Non-SG Member”) to be treated as having or sharing beneficial ownership of securities held by any other member of the Stockholder Group, evidence beyond formation of the group under Rule 13d-5(b) would need to exist. Since the Non-SG Members do not have the right to designate a director to the Company’s board of directors or otherwise share the power to vote or direct the vote of any securities held by any other member of the Stockholder Group, no Non-SG Member is deemed to beneficially own any securities held by another member of the Stockholder Group solely as a result of entering into the Stockholder Agreement. While certain members of the Stockholder Group share voting power as described above, each member of the Stockholder Group retains sole dispositive power with respect to any shares held by such member, subject to the terms of the Stockholder Agreement. Each member of the Stockholder Group expressly disclaims beneficial ownership of any shares owned by any other member of the Stockholder Group except to the extent of such member’s pecuniary interest therein.
(7)	Includes 29,773,180 shares of Common Stock beneficially owned by SG VTB. Mr. Fox is the sole manager of SG VTB and, as such, has voting and investment control over the securities held by SG VTB. By virtue of his relationship with SG VTB, Mr. Fox may be deemed to share beneficial ownership of such shares. Mr. Fox expressly disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.
(8)	Includes options currently exercisable and those exercisable within 60 days of April 2, 2015 for an aggregate of 799 shares of Common Stock.
(9)	Includes options currently exercisable and those exercisable within 60 days of April 2, 2015 for an aggregate of 15,000 shares of Common Stock.
(10)	Includes options currently exercisable and those exercisable within 60 days of April 2, 2015 for an aggregate of 208,367 shares of Common Stock.
(11)	Includes options currently exercisable and those exercisable within 60 days of April 2, 2015 for an aggregate of 73,342 shares of Common Stock.
(12)	Includes options currently exercisable and those exercisable within 60 days of April 2, 2015 for an aggregate of 87,910 shares of Common Stock.
(13)	Includes options currently exercisable and those exercisable within 60 days of April 2, 2015 for an aggregate of 2,123,034 shares of Common Stock.
(14)	Includes 15,438,830 shares held of record and 14,334,350 shares of Common Stock beneficially owned as a result of the Stockholder Group. SG VTB disclaims beneficial ownership of any such beneficially owned shares except to the extent of its pecuniary interest therein.

MISCELLANEOUS

Expense of this Information Statement

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all related materials. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward this Information Statement to the beneficial owners of our Common Stock held of record by such person and that we will reimburse them for their reasonable expenses incurred in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing us at: 100 Summit Lake Dr. Ste 100, Valhalla, NY 10595 Attn: Corporate Controller, Phone Number: 914-345-2255.

Stockholders Sharing an Address

Only one Notice of the Internet Availability of this Information Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders sharing such address. We undertake to deliver promptly upon request a separate copy of the Notice of the Internet Availability of this Information Statement (or a paper copy of this Information Statement) to any stockholder at a shared address to which a single copy of the Notice of the Internet Availability of this Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate or paper copy of this Information Statement or other communications to the stockholder in the future. In the event a stockholder desires to provide us with such a request, it may be given by mail to our address at 100 Summit Lake Dr. Ste 100, Valhalla, NY 10595, Attn: Corporate Controller, Phone Number: 914-345-2255. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to the Corporate Controller at the address stated above.

Annual Report on Form 10-K, Incorporation by Reference and Additional Information

We file annual, quarterly and current reports, proxy statements and registration statements with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Item 6—Selected Financial Data, Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 7A—Quantitative and Qualitative Disclosures About Market Risk and Item 8—Financial Statements and Supplementary Data of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, including audited financial statements as of and for the period ending on that date are hereby incorporated by reference into this Information Statement. The Company’s Annual Report on Form 10-K for the year ended December 31, 2014 can be accessed through the SEC website or are available from the Company, without charge, by first-class mail or other equally prompt means of delivery within one business day of the Company’s receipt of a written or oral request directed to us at Corporate Controller, Turtle Beach Corporation, 100 Summit Lake Dr. Ste 100, Valhalla, NY 10595.

By Order of the Board

/s/ Juergen Stark
Valhalla, New York	Juergen Stark,
April 20, 2015	President and Chief Executive Officer

Annex A

2013 Stock-Based Incentive Compensation Plan

TURTLE BEACH CORPORATION

2013 STOCK-BASED INCENTIVE COMPENSATION PLAN

1. Purpose of the Plan

The purpose of the Plan is to assist the Company, its Subsidiaries and Affiliates in attracting and retaining valued Employees, Consultants and Non-Employee Directors by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s stock by such Employees, Consultants and Non-Employee Directors. On and after the Effective Date, no further grants shall be made under the Prior Plans, which shall remain in effect solely as to outstanding Options thereunder.

2. Definitions

As used herein, the following definitions shall apply:

2.1. “Affiliate” means any entity other than the Subsidiaries in which the Company has a substantial direct or indirect equity interest, as determined by the Board.

2.2. “Award” means a grant of Common Stock, Deferred Stock, Restricted Stock, Restricted Stock Units, Options or SARs under the Plan.

2.3. “Award Agreement” means the written agreement, instrument or document evidencing an Award or Prior Plan Award, including any such item in an electronic medium.

2.4. “Board” means the Board of Directors of the Company.

2.5. “Change in Control” means, after the Effective Date (and the consummation of the transactions described in the Agreement and Plan of Merger by and among the Company, Paris Acquisition Corp. and VTB Holdings, Inc., dated as of August 5, 2013, which shall not be treated as a Change in Control for purposes of the Plan), any of the following events:

(a) a “person” (as such term in used in Sections 13(d) and 14(d) of the 1934 Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13D-3 under the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 2.5(a), Section 2.5(c) or Section 2.5(d) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; or

(c) the Company merges or consolidates with any other corporation, other than in a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d) the complete liquidation of the Company or the sale or other disposition of all or substantially all of the Company’s assets.

(e) Notwithstanding anything in the Plan or an Award Agreement to the contrary, if an Award is subject to Section 409A of the Code, no event that, but for this Section, would be a Change in Control as defined in the Plan or the Award Agreement, as applicable, shall be a Change in Control unless such event is also a “change in control event” as defined in Section 409A of the Code.

2.6. “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder. A reference to any provision of the Code or the Treasury regulations promulgated thereunder shall include reference to any successor provision of the Code or the Treasury regulations.

2.7. “Committee” means the committee designated by the Board to administer the Plan under Section 4.

2.8. “Common Stock” means the common stock of the Company, par value $0.001 per share, or such other class or kind of shares or other securities resulting from the application of Section 13.

2.9. “Company” means Turtle Beach Corporation, a Nevada corporation, or any successor corporation.

2.10. “Consultant” means an individual who renders services to the Company, a Subsidiary or an Affiliate as a consultant, advisor or independent contractor.

2.11. “Deferral Period” means the period during which the receipt of a Deferred Stock Award under Section 7 will be deferred.

2.12. “Deferred Stock” means Common Stock to be delivered at the end of a Deferral Period and awarded by the Committee under Section 7.

2.13. “Effective Date” has the meaning set forth in Section 25.

2.14. “Employee” means an individual, including an officer or director, who is employed by the Company, a Subsidiary or an Affiliate.

2.15. “Fair Market Value” means the fair market value of Common Stock determined by such methods or procedures as shall be established from time to time by the Committee in good faith and in accordance with applicable law. Unless otherwise determined by the Committee, the Fair Market Value of Common Stock shall mean, on any given date, the closing price of a share of Common Stock on the principal national securities exchange on which the Common Stock is listed on such date or, if Common Stock was not traded on such date, on the last preceding day on which the Common Stock was traded.

2.16. “Incentive Stock Option” means an Option or a portion thereof intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option in the applicable Award Agreement.

2.17. “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. A reference to any provision of the 1934 Act or rule promulgated under the 1934 Act shall include reference to any successor provision or rule.

2.18. “Non-Employee Director” means a member of the Board who meets the definition of a “non-employee director” under Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the 1934 Act.

2.19. “Non-Qualified Option” means an Option or a portion thereof not intended to be an Incentive Stock Option and designated as a Non-Qualified Option in the applicable Award Agreement.

2.20. “Option” means a right to purchase a specified number of shares of Common Stock at a specified price awarded by the Committee under Section 10 of the Plan.

2.21. “Participant” means any Employee, Consultant or Non-Employee Director who receives an Award.

2.22. “Performance Cycle” means the period selected by the Committee during which the performance of the Company, any Subsidiary, any Affiliate or any business unit thereof, or any individual is measured for the purpose of determining the extent to which a Performance Goal has been achieved.

2.23. “Performance Goal” means a goal that must be met by the end of a period specified by the Committee (but that is substantially uncertain of being met before the grant of the Award) and that, in the case of Qualified Performance-Based Awards, must be based upon any one or more of the following as they relate to the Company, its Subsidiaries or Affiliates (or any business unit or department thereof): (i) stock price, (ii) market share, (iii) sales, (iv) earnings per share, (v) diluted earnings per share, (vi) diluted net income per share, (vii) return on stockholder equity, (viii) costs, (ix) cash flow, (x) return on total assets, (xi) return on capital or invested capital, (xii) return on net assets, (xiii) operating income, (xiv) net income, (xv) earnings (or net income) before interest, taxes, depreciation and amortization, (xvi) improvements in capital structure, (xvii) gross, operating or other margins, (xviii) budget and expense management, (xix) productivity ratios, (xx) working capital targets, (xxi) enterprise value, (xxii) safety record, (xxiii) completion of acquisitions or business expansion of the company, our subsidiaries or affiliates (or any business unit or department thereof) (xxiv) economic value added or other value added measurements, (xxv) expense targets, (xxvi) operating efficiency, (xxvii) regulatory body approvals for commercialization of products (xxviii) implementation or completion of critical projects or related milestones, (xxix) quality control, (xxx) supply chain achievements and (xxxi) marketing and distribution of products, in all cases, whether measured absolutely or relative to an index or peer group. The Committee shall have discretion to determine the specific targets with respect to each of these categories of Performance Goals. Performance Goals with respect to Awards that are not intended to be Qualified Performance-Based Awards may be based on one or more of the preceding measures or any other measure that the Committee may determine in its sole discretion. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

2.24. “Plan” means the Turtle Beach Corporation 2013 Stock-Based Incentive Compensation Plan herein set forth, as amended from time to time.

2.25. “Prior Plans” means the 2010 Stock Option Plan of Parametric Sound Corporation and the 2012 Stock Option Plan of Parametric Sound Corporation, in each case as amended.

2.26. “Prior Plan Award” means an “Option” as defined in the applicable Prior Plan.

2.27. “Qualified Performance-Based Award” means an Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

2.28. “Restricted Stock” means Common Stock awarded by the Committee under Section 8 of the Plan.

2.29. “Restricted Stock Unit” means the right to a payment in Common Stock or in cash, or in a combination thereof, awarded by the Committee under Section 9 of the Plan.

2.30. “Restriction Period” means the period during which Restricted Stock awarded under Section 8 of the Plan and Restricted Stock Units awarded under Section 9 of the Plan are subject to forfeiture.

2.31. “SAR” means a stock appreciation right awarded by the Committee under Section 11 of the Plan.

2.32. “Subsidiary” means any corporation (other than the Company), partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

2.33. “Ten Percent Stockholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary.

3. Eligibility

Any Employee, Consultant or Non-Employee Director is eligible to receive an Award.

4. Administration and Implementation of Plan

4.1. The Plan shall be administered by the Committee. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries and Affiliates, their Employees, Consultants and directors, Participants, persons claiming rights from or through Participants and stockholders of the Company. No member of the Committee shall be personally liable for any action, determination, or interpretation taken or made in good faith by the Committee with respect to the Plan, any Awards granted hereunder or any Prior Plan Awards, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.2. Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion (a) to select the Employees, Consultants and Non-Employee Directors who will receive Awards pursuant to the Plan, (b) to determine the type or types of Awards to be granted to each Participant, (c) to determine the number of shares of Common Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (d) to determine whether, to what extent, and under what circumstances an Award may be canceled, forfeited, or surrendered; (e) to determine whether, and to certify that, Performance Goals to which the settlement of an Award is subject are satisfied; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan, and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and (g) to construe and interpret the Plan and to make all other determinations as it may deem necessary or advisable for the administration of the Plan.

4.3. The Committee’s powers shall also include responsibility to determine the effect, if any, of a Change in Control of the Company upon outstanding Awards. Upon a Change in Control, the Committee may, at its discretion, (i) fully vest any or all Awards made under the Plan, (ii) determine whether all applicable Performance Goals have been achieved and the applicable level of performance, (iii) cancel any outstanding Awards in exchange for a cash payment of an amount (including zero) equal to the difference between the then Fair Market Value of the Award less the option or base price of the Award, (iv) after having given the Participant a reasonable chance to exercise any vested outstanding Options or SARs, terminate any or all of the Participant’s unexercised Options or SARs, (v) where the Company is not the surviving corporation, cause the surviving corporation to assume all outstanding Awards or replace all outstanding Awards with comparable awards or (vi) take such other action as the Committee shall determine to be appropriate.

4.4. The Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of the Participant’s termination of employment or service with the Company or any Subsidiary or Affiliate; provided, however, that the Committee shall retain full power to accelerate or waive any such term or condition as it may have previously imposed, including, without limitation, any vesting period. All Awards shall be evidenced by an Award Agreement. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such Performance Goals as may be specified by the Committee.

4.5. To the extent permitted by applicable law, the Committee may delegate some or all of its authority with respect to the Plan and Awards to any executive officer of the Company or any other person or persons designated by the Committee, in each case, acting individually or as a committee, provided that the Committee may not delegate its authority hereunder to make awards to Employees who are (i) “officers” as defined in Rule 16a-1(f) under the 1934 Act, (ii) “covered employees” within the meaning of Section 162(m) of the Code or

(iii) officers or other Employees who are delegated authority by the Committee pursuant to this Section. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. The Committee may at any time rescind the authority delegated to any person pursuant to this Section. Any action undertaken by any such person or persons in accordance with the Committee’s delegation of authority pursuant to this Section shall have the same force and effect as if undertaken directly by the Committee.

5. Shares of Stock Subject to the Plan

5.1. Subject to adjustment as provided in Section 13, the total number of shares of Common Stock available for Awards and Prior Plan Awards under the Plan shall be 2,250,000 plus the number of shares that were authorized but unissued under the Prior Plans.

5.2. Subject to adjustment as provided in Section 13, (i) the maximum number of shares of Common Stock available for Awards that are intended to be Incentive Stock Options shall not exceed 2,250,000 and (ii) the maximum number of shares of Common Stock available for Awards that may be granted to any individual Participant shall not exceed 450,000 during any calendar year.

5.3. If any shares subject to an Award or Prior Plan Award are forfeited or such Award otherwise terminates, any shares counted against the number of shares available for issuance pursuant to the Plan with respect to such Award or Prior Plan Award shall, to the extent of any such forfeiture or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting, and provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award. SARs or Restricted Stock Units to be settled in shares of Common Stock shall be counted in full against the number of shares available for award under the Plan, regardless of the number of shares of Common Stock issued upon settlement of the SAR or Restricted Stock Unit. If any shares subject to an Award or Prior Plan Award are retained or reacquired by the Company in payment of an exercise price or satisfaction of a withholding or other tax obligation in connection with any Award, such shares shall not be made available for future Awards under the Plan.

5.4. Any shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. Any shares issued by the Company through the assumption or substitution of outstanding grants in connection with the acquisition of another entity shall not reduce the maximum number of shares available for delivery under the Plan.

6. Common Stock

An Award of Common Stock is a grant by the Company of a specified number of shares of Common Stock to the Participant, which shares are not subject to forfeiture except as set forth in Section 21. Upon the Award of Common Stock, the Committee may direct the number of shares of Common Stock subject to such Award be issued to the Participant, designating the Participant as the registered owner. The Participant shall have all of the customary rights of a stockholder with respect to the Award of Common Stock, including the right to vote shares of the Common Stock and receive dividends with respect to the Common Stock.

7. Deferred Stock

An Award of Deferred Stock is an agreement by the Company to deliver to the Participant a specified number of shares of Common Stock at the end of a specified Deferral Period or Periods. Such an Award shall be subject to the following terms and conditions:

7.1. Upon the Award of Deferred Stock, the Committee shall direct that the number of shares subject to such Award be credited to the Participant’s account on the books of the Company but that issuance and delivery of the same shall be deferred until the date or dates provided in the Award Agreement. Prior to issuance and delivery of the Deferred Stock, the Participant shall have no rights as a stockholder with respect to any shares of Deferred Stock credited to the Participant’s account.

7.2. During the Deferral Period, no dividend shall be paid with respect to shares covered by a Deferred Stock Award and the Participant shall have no future right to any dividend paid during the Deferral Period.

7.3. The Deferral Period may consist of one or more installments. Provided that the Deferred Stock has not been previously forfeited, at the end of the Deferral Period or any installment thereof, the shares of Deferred Stock applicable to such installment, shall be issued and delivered to the Participant (or, where appropriate, the Participant’s legal representative) in accordance with the terms of the Award Agreement.

8. Restricted Stock

An Award of Restricted Stock is a grant by the Company of a specified number of shares of Common Stock to the Participant, which shares are subject to forfeiture upon the happening of specified events. Such an Award shall be subject to the following terms and conditions:

8.1. Upon the Award of Restricted Stock, the Committee may direct the number of shares of Common Stock subject to such Award be issued to the Participant or placed in a restricted stock account (including an electronic account) with the transfer agent and in either case designating the Participant as the registered owner. The certificate(s), if any, representing such shares shall be physically or electronically legended, as applicable, as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and, if issued to the Participant, returned to the Company to be held in escrow during the Restriction Period. In all cases, the Participant shall sign a stock power endorsed in blank to the Company to be held in escrow during the Restriction Period.

8.2. During the Restriction Period, the Participant shall have the right to vote shares of Restricted Stock. During the Restriction Period, no dividend shall be paid with respect to the number of shares covered by a Restricted Stock Award and the Participant shall have no future right to any dividend paid during the Restriction Period.

8.3. Provided that the Restricted Stock has not been previously forfeited, at the end of the Restriction Period the restrictions imposed under the Award Agreement shall lapse with respect to the number of shares specified thereunder, and the legend, if any, imposed hereunder shall be removed and such number of shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).

9. Restricted Stock Units

An Award of Restricted Stock Units is a grant by the Company of the right to receive a payment in Common Stock or in cash, or in a combination thereof, that is equal to the Fair Market Value of a share of Common Stock as of the date of vesting or payment, as set forth in the applicable Award Agreement, which right is subject to forfeiture upon the happening of specified events. Such an Award shall be subject to the following terms and conditions:

9.1. Any amount payable upon the end of the Restriction Period with respect to a Restricted Stock Unit shall be paid by the Company in shares of Common Stock, in cash or in a combination of shares of Common Stock and cash, as determined by the Committee in its sole discretion or as set forth in the Award Agreement.

9.2. Provided that the Restricted Stock Units have not been previously forfeited, at the end of the Restriction Period the restrictions imposed under the Award Agreement shall lapse with respect to the number of Restricted Stock Units specified thereunder, and shares of Common Stock or cash with a value equal to the Fair Market Value of the shares of Common Stock underlying such Restricted Stock Units shall be delivered to the Participant (or, where appropriate, the Participant’s legal representative).

10. Options

Options give a Participant the right to purchase a specified number of shares of Common Stock from the Company for a specified time period at a fixed price. Options may be either Incentive Stock Options or Non-Qualified Stock Options. The grant of Options shall be subject to the following terms and conditions:

10.1. Option Price: The price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant (or 110% of such Fair Market Value in the case of an Incentive Stock Option granted to a Ten Percent Stockholder), unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines.

10.2. Term of Options: The term of an Option shall in no event be greater than ten years (five years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder).

10.3. Incentive Stock Options: Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of an Award Agreement that cannot be so construed shall be disregarded. In no event may a Participant be granted an Incentive Stock Option which does not comply with the grant and vesting limitations prescribed by Section 422(b) of the Code. Incentive Stock Options may not be granted to Employees of Affiliates or to Consultants or Non-Employee Directors.

10.4. Payment of Option Price: The option price of the shares of Common Stock received upon the exercise of an Option shall be paid within three days of the date of exercise: (i) in cash, or (ii) with the proceeds received from a broker-dealer whom the Participant has authorized to sell all or a portion of the Common Stock covered by the Option, or (iii) with the consent of the Committee, in whole or in part in Common Stock held by the Participant and valued at Fair Market Value on the date of exercise. With the consent of the Committee, payment upon the exercise of a Non-Qualified Option may be made in whole or in part by Restricted Stock held by the Participant and valued at Fair Market Value on the date the Option is exercised. In such case, the Common Stock to which the Option relates shall be subject to the same forfeiture restrictions originally imposed on the Restricted Stock exchanged therefor. An Option may be exercised only for a whole number of shares of Common Stock.

11. Stock Appreciation Rights

SARs give the Participant the right to receive, upon exercise of the SAR, the excess of (i) the Fair Market Value of one share of Common Stock on the date of exercise over (ii) the grant price of the SAR as determined by the Committee, but which may never be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant. The grant of SARs shall be subject to the following terms and conditions:

11.1. The term of a SAR shall in no event be greater than ten years.

11.2. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, the method of exercise, the method of settlement, form of consideration payable in settlement, method by which Common Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR.

11.3. The Committee may provide that a SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR.

12. Qualified Performance-Based Awards.

To the extent the Committee determines, in its sole discretion, that it is necessary or advisable in order to comply with the deductibility limitations of Section 162(m) of the Code applicable to Qualified Performance-Based Awards, the following rules shall apply:

12.1. Only an Employee who is a “covered employee” within the meaning of Section 162(m) of the Code shall be eligible to receive Qualified Performance-Based Awards. The Committee shall designate in its sole discretion which covered employees will be Participants for a Performance Cycle within the earlier of (i) the first 90 days of a Performance Cycle and (ii) the lapse of 25% of the Performance Cycle.

12.2. The Committee shall establish in writing within the earlier of (i) the first 90 days of a Performance Cycle and (ii) the lapse of 25% of the Performance Cycle, and in any event, while the outcome is substantially uncertain, (A) Performance Goals for the Performance Cycle, and (B) in respect of such Performance Goals, a minimum acceptable level of achievement below which no payment will be made or no Award shall vest or become exercisable, and an objective formula or other method for determining the amount of any payment to be made or the extent to which an Award hereunder shall vest or become exercisable if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Goals.

12.3. Following the completion of a Performance Cycle, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Qualified Performance-Based Awards earned for the Performance Cycle based upon the Performance Goals and the related formulas or methods as determined pursuant to Section 12.2. The Committee shall then determine the actual amount payable or the extent to which an Award is vested or exercisable as a result of attainment of such Performance Goals under each Participant’s Award for the Performance Cycle, and, in doing so, may reduce or eliminate, except as otherwise provided in the Award Agreement, the amount of the Award. In no event shall the Committee have the authority to increase Award amounts to any covered employee under a Qualified Performance-Based Award.

12.4. A Qualified Performance-Based Award granted, vesting or becoming exercisable with respect to a Performance Cycle shall be paid (unless such Award is subject to the Participant’s exercise, which exercise such Participant has not effectuated) as soon as practicable following completion of the certification described in Section 12.3 but in no event later than December 31 of the year following the year in which the applicable Performance Cycle ends.

13. Adjustments upon Changes in Capitalization

13.1. In order to prevent dilution or enlargement of the rights of Participants under the Plan as a result of any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event that affects the Common Stock, the Committee shall adjust (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards or Prior Plan Awards, (ii) the number and kind of shares of Common Stock issuable in respect of outstanding Awards or Prior Plan Awards, (iii) the aggregate number and kind of shares of Common Stock available under the Plan, and (iv) the exercise or grant price relating to any Award or Prior Plan Award. Any such adjustment shall be made in an equitable manner which reflects the effect of such transaction or event. It is provided, however, that in the case of any such transaction or event, the Committee may make any additional adjustments to the items in (i) through (iv) above which it deems appropriate in the circumstances, or make provision for a cash payment with respect to any outstanding Award or Prior Plan Award; and it is provided, further, that no adjustment shall be made under this Section that would cause the Plan to violate Section 422 of the Code with respect to Incentive Stock Options or that would adversely affect the status of any Award or Prior Plan Award that is “performance-based compensation” under Section 162(m) of the Code.

13.2. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including any Performance Goals, in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 13.1) affecting the Company, any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, no adjustment shall be made in any outstanding Awards to the extent that such adjustment would adversely affect the intended status of the Award as “performance-based compensation” under Section 162(m) of the Code.

14. Termination and Amendment

14.1. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s stockholders or Participants (including with retroactive effect), except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s stockholders if (i) such action would increase the number of shares subject to the Plan, (ii) such action results in the repricing, replacement or repurchase of any Option or SAR, or (iii) such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, in each case, except as provided in Section 13.1. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto (including with retroactive effect).

14.2. The foregoing notwithstanding, any Performance Goal or other performance condition specified in connection with an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion at any time in view of the Committee’s assessment of the Company’s strategy, performance of comparable companies, and other circumstances, except to the extent that any such adjustment to a performance condition would adversely affect the intended status of an Award as “performance-based compensation” under Section 162(m) of the Code.

15. No Right to Award, Employment or Service

Neither the Plan nor any action taken hereunder shall be construed as giving any Employee, Consultant or Non-Employee Director any right to be retained in the employ or service of the Company, any Subsidiary or Affiliate. For purposes of the Plan, transfer of employment or service between the Company and its Subsidiaries and Affiliates shall not be deemed a termination of employment or service.

16. Taxes

The Company, any Subsidiary or Affiliate is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of Common Stock or any payroll or other payment to a Participant amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, the Subsidiary or Affiliate and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. Withholding of taxes in the form of shares of Common Stock shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates. Participants who are subject to the reporting requirements of Section 16 of the 1934 Act may elect to pay all or a portion of any withholding or other taxes due in connection with an Award by directing the Company to withhold shares of Common Stock that would otherwise be received in connection with such Award.

17. Limits on Transferability; Beneficiaries

No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company, any Subsidiary or Affiliate, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan (other than an Incentive Stock Option) be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

18. No Rights to Awards; No Stockholder Rights

No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Common Stock is duly issued or transferred to the Participant in accordance with the terms of the Award.

19. Foreign Nationals.

Without amending the Plan, Awards may be granted to Employees, Consultants and Non-Employee Directors who are foreign nationals or are employed or providing services outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

20. Securities Law Requirements

20.1. No Award or Prior Plan Award shall be exercisable if the Company shall at any time determine that (a) the listing upon any securities exchange, registration or qualification under any state or federal law of any Common Stock otherwise deliverable upon such exercise, or (b) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities, is necessary or appropriate in connection with such exercise. In any of the events referred to in clause (a) or clause (b) above, the exercisability of such Awards or Prior Plan Awards shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or Prior Plan Award or any portion of any Award or Prior Plan Award during the period when exercisability has been suspended.

20.2. The Committee may require, as a condition to the right to exercise any Award or Prior Plan Award that the Company receive from the Participant, at the time any such Award or Prior Plan Award is exercised, vests or any applicable restrictions lapse, representations, warranties and agreements to the effect that the shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder. The certificates issued to evidence such shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

21. Recoupment

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Participant to the Company pursuant to the terms of any Company “clawback” or recoupment policy directly applicable to the Plan and (i) set forth in the Participant’s Award Agreement or (ii) required by law to be applicable to the Participant.

22. Termination

Unless the Plan previously shall have been terminated by action of the Board, the Plan shall terminate on the 10-year anniversary of the Effective Date, and no Awards under the Plan shall thereafter be granted.

23. Fractional Shares

The Company will not be required to issue any fractional shares of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions and for the settlement of fractions in cash.

24. Governing Law

To the extent that Federal laws do not otherwise control, the validity and construction of the Plan and any Award Agreement entered into thereunder shall be construed and enforced in accordance with the laws of the State of California, but without giving effect to the choice of law principles thereof.

25. Effective Date

The Plan shall be effective as of the date when, and only when, (i) the Company’s stockholders have approved the Plan, (ii) the Company’s stockholders have approved the proposal to approve the issuance of Common Stock in connection with the merger (“Merger”) contemplated by the Agreement and Plan of Merger dated as of August 5, 2013, among the Parametric Sound Corporation, a Nevada Corporation, VTB Holdings, Inc., a Delaware corporation, and Paris Acquisition Corp., a Delaware corporation, and the corresponding change of control of the Company, and (iii) the Merger has been consummated.

Annex B

Amendment to 2013 Stock-Based Incentive Compensation Plan

AMENDMENT NO. 1 TO THE TURTLE BEACH CORPORATION

2013 STOCK-BASED INCENTIVE COMPENSATION PLAN

This AMENDMENT NO. 1 TO TURTLE BEACH CORPORATION 2013 STOCK-BASED INCENTIVE COMPENSATION PLAN (this “Amendment”) is made as of April 1, 2015.

Pursuant to Section 14.1 of the Turtle Beach Corporation 2013 Stock-Based Incentive Compensation Plan (the “Plan”), effective upon the approval of the stockholders of Turtle Beach Corporation (the “Company”), the Plan is hereby amended as follows:

1. Section 5.1 is hereby amended and restated in its entirety as follows:

“Subject to adjustment as provided in Section 13, the total number of shares of Common Stock available for Awards and Prior Plan Awards under the Plan shall be 5,450,000 plus the number of shares that were authorized but unissued under the Prior Plans.”

2. Section 5.2 is hereby amended and restated in its entirety as follows:

“Subject to adjustment as provided in Section 13, (i) the maximum number of shares of Common Stock available for Awards that are intended to be Incentive Stock Options shall not exceed 5,450,000 and (ii) the maximum number of shares of Common Stock available for Awards that may be granted to any individual Participant shall not exceed 450,000 during any calendar year; provided that Options granted, if any, in connection with the one-time Option exchange approved by the Board in March 2015 shall not be included in determining whether the individual annual limit for any Participant has been reached for calendar year 2015.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officers as of the date first above written.

TURTLE BEACH CORPORATION

By:	/s/ Juergen Stark
Name: Juergen Stark
Title: Chief Executive Officer

B-1